Exhibit 10.3
Certain information has been omitted in accordance with Item 601(b)(10) of Regulation S-K because it is both not material and is the type of information that the registrant treats as private or confidential. An unredacted copy will be furnished supplementally to the SEC upon request.
BULK SERVICING RIGHTS PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
PHH MORTGAGE CORPORATION
as
PURCHASER
and
AMERIHOME MORTGAGE COMPANY, LLC
as
SELLER
Dated as of
May 21, 2021
Fannie Mae and Freddie Mac Mortgage Loans

TABLE OF CONTENTS
    i

SCHEDULES AND EXHIBITS

Exhibit A    Purchase Price Percentage
Exhibit B    Form of Bill of Sale
Exhibit C    Servicing Transfer Instructions
Exhibit D    Interim Servicing Requirements
Exhibit E    Form of Seller’s Officer’s Certificate
Exhibit F    Content of Mortgage Loan Schedule
Exhibit G     Servicing File
Exhibit H-1    Estimated Purchase Price Computation Worksheet
Exhibit H-2    Purchase Price Computation Worksheet
Exhibit I     Form of Limited Power of Attorney

BULK SERVICING RIGHTS PURCHASE AND SALE AGREEMENT
This BULK SERVICING RIGHTS PURCHASE AND SALE AGREEMENT, dated as of May 21, 2021 (the “Effective Date”), by and between PHH MORTGAGE CORPORATION (“Purchaser”) and AMERIHOME MORTGAGE COMPANY, LLC (“Seller”).
W I T N E S S E T H:
WHEREAS, Seller is the owner of Servicing Rights related to certain mortgage loans sold to or securitized with the Investors; and
WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell, transfer and assign, and Purchaser desires to purchase and assume, all right, title and interest in and to certain of such Servicing Rights.
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

Article I
INCORPORATION OF RECITALS; DEFINITIONS

Section I.1Incorporation of Recitals. The recitals set forth above are incorporated herein by reference.
Section I.2Definitions. As used in this Agreement, the following terms shall have the meanings specified below.
Advances: With respect to the servicing of a Mortgage Loan, P & I Advances, Corporate Advances and T & I Advances made with respect to such Mortgage Loan in accordance with the Applicable Requirements.
Affiliate: With respect to any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.
Agency or Agencies: Fannie Mae and Freddie Mac, as applicable.
Agreement: This Bulk Servicing Rights Purchase and Sale Agreement, including all amendments hereof and supplements hereto, and all Exhibits and Schedules attached hereto or delivered pursuant hereto.
Ancillary Fees: Shall mean all income derived from the Mortgage Loans not required by the related Servicing Agreement to be passed through to the Agency or the Mortgagors, other than the Servicing Fees, including but not limited to, the Float Benefit, prepayment charges, late charges, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, optional insurance administrative fees and all other incidental fees and charges.
Applicable Requirements: As of the time of reference and as applicable, (i) all contractual obligations of Seller, Originators or Prior Servicers with respect to the Servicing Rights contained in the applicable Servicing Agreements or in any agreement with any Agency or applicable Insurer or in the Mortgage Loan Documents for which Seller or any Originator is responsible or at any time was responsible; (ii) all federal, state and local laws, statutes, rules, regulations and ordinances applicable to Seller or any Originator, or to the Servicing Rights or the origination, purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the Mortgage Loans, including the applicable requirements and guidelines of the Investors or any Agency or Insurer, or any other governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; (iii) all other judicial and administrative judgments, orders, stipulations, awards, writs and injunctions applicable to Seller or Originator applicable to the Servicing Rights or the Mortgage Loans; (iv) the Guides and all other Investor guides, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to the Servicing Rights; and (v) to the extent not in conflict with the preceding clauses (i) through (iv), those mortgage origination, sale and servicing practices (including collection practices) of prudent mortgage banking institutions which originate, sell and service mortgage loans of the same types as such Mortgage Loans in the jurisdiction where the related Mortgaged Properties are located.
Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by a Qualified Appraiser, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the Originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan; provided further, that any such appraisal used to determine the Appraised Value may be in the form of any alternative valuation methodology if permitted by the Investors.
Approved Flood Zone Determination Company: CoreLogic, Servicelink or another flood zone determination vendor approved by Purchaser that will track FEMA flood zone map determination changes for the life of a Mortgage Loan with respect to the Mortgaged Property.
Approved Tax Services Company: CoreLogic, or another tax services vendor approved by Purchaser.
Assignment of Mortgage: A written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage identified therein from the transferor to the transferee named therein.

Bankruptcy Loan: A Mortgage Loan as to which any related mortgagor is in bankruptcy as of the Sale Date.
Bill of Sale: A Bill of Sale for the sale of Servicing Rights on the Sale Date, in the form of Exhibit B.
Business Day: Any day other than a Saturday, Sunday, legal holiday or other day on which national banks are required by law or executive order to be closed.
CARES Act Forbearance Loan: A Mortgage Loan for which the related forbearance relief has been requested or provided pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
Claim: Any claim, demand or litigation related to the Mortgage Loans, the Servicing Rights or this Agreement.
Code: The Internal Revenue Code of 1986, as the same may be amended from time to time (or any successor statute thereto).
Collateral Files: For the purposes of this Agreement, the following documents, and any other documents required to be maintained with the Document Custodian pursuant to Applicable Requirements: (a) original or a copy of the recorded Mortgage; (b) original or copies of recorded intervening Assignments of Mortgage, if any; (c) original or a copy of the recorded Assignment of Mortgage to MERS (unless MERS designated as original Mortgagee) or for Mortgage Loans that are not MERS Mortgage Loans, to Purchaser (or its designee); (d) original Mortgage Note; (e) original or a copy of the mortgagee title insurance policy; (f) original or copies of recorded (to the extent recordation is required by Applicable Requirements) modifications or consolidation and extension agreements, if any; and (g) original or a copy of the applicable power of attorney, if an attorney-in-fact signed the Mortgage Note on a Mortgagor’s behalf or a name affidavit, if the Mortgagor signed under an “also known as” name or used a signature that significantly differs from the typed name. To the extent that any Collateral File document submitted for recordation to the appropriate public recording office has not yet been returned to Seller by the applicable recording office, the Collateral File shall contain a photocopy of such document certified by Seller, its subservicer, the originator, title company, escrow agent or closing attorney, as applicable, to be a true and complete copy of such document that has been dispatched to the appropriate public recording office for recordation with the original or a copy of the recorded Collateral File document to be delivered upon recordation.
Compensatory Fees: Fees or penalties imposed by an Investor on the Servicer with respect to the Mortgage Loans as compensation for damages that may be incurred as the result of the Servicer’s failure to comply with a specific policy or procedure or to emphasize the importance an Investor places on a particular aspect of the Servicer’s performance pursuant to the Servicing Agreement, including but not limited to an unjustifiable failure to complete a Foreclosure within an Investor’s required state foreclosure timelines.
Confidential Information: As defined in Section 7.17 hereof.

Corporate Advances: With respect to the servicing of a Mortgage Loan, advances related to a delinquent Mortgage Loan made in accordance with the related Servicing Agreement applicable to such Mortgage Loan and reimbursable in accordance with such Servicing Agreement, including but not limited to attorney fees and costs, property preservation, property inspection, and valuation fees, as well as other default related expenses (other than P & I Advances and T & I Advances).
Custodial Accounts: The accounts in which Custodial Funds are deposited and held by Servicer pending remittance or distribution thereof, all in accordance with Applicable Requirements.
Custodial Funds: All funds held by or in the control of Seller with respect to the Mortgage Loans, including, but not limited to, all principal and interest funds and any other funds due an Investor, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by Applicable Requirements) maintained by Seller relating to the Mortgage Loans.
Cut-off Date: 11:59 p.m. on June 30, 2021, or such other date(s) mutually agreed upon by the Parties.
Discloser: A Party disclosing Confidential Information.
Document Custodian: A document custodian approved by an Investor and designated by Purchaser.
Effective Date: The date set forth in the introductory phrase of this Agreement.
Electronic Data File: The test tape(s), sale tape(s) and/or transfer tape(s), or otherwise delivered electronic files or media, containing Mortgage Loan and/or Servicing Rights information delivered or to be delivered to Purchaser, which shall be in a mutually agreeable format.
Exception Determination Date: As defined in Section 3.3(c) hereof.
Exception Report: As defined in Section 3.3(c) hereof.
Fannie Mae: The Federal National Mortgage Association, or any successor thereto.
Fannie Mae Guide: The Fannie Mae Selling Guide and Servicing Guide, and all other applicable rules, regulations, procedures, manuals and guidelines of Fannie Mae, and any amendments or additions thereto.
Federal Funds Rate: The “high” interest rate for reserves traded among commercial banks for overnight use in amounts of one million dollars ($1 million) or more, as reported by The Wall Street Journal under “Federal Funds” rates as of the first Business Day of each month.

FHA: The Federal Housing Administration of HUD or any successor thereto.
Float Benefit: Shall mean all benefit, not due to an Agency or the Mortgagors under the related Servicing Agreement, related to the Custodial Accounts, as applicable, with respect to the Mortgage Loans
Foreclosure: The procedure pursuant to which a lienholder acquires title to a Mortgaged Property in a foreclosure sale, or a sale under power of sale, or other acquisition of title to the Mortgaged Property based upon a default by the Mortgagor under the Mortgage Loan Documents, under the law of the state wherein the Mortgaged Property is located.
Foreclosure Loan: A Mortgage Loan that, as of the Sale Date, the first action necessary to be taken to commence proceedings in Foreclosure has been taken.
Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.
Freddie Mac Guide: The Freddie Mac Single Family Servicing Guide, and all other applicable rules, regulations, procedures, manuals and guidelines of Freddie Mac and any amendments or additions thereto.
Guides: The Fannie Mae Guide and the Freddie Mac Guide, as applicable.
High Pool: The Mortgage Loans included in the “High Pool” as identified in the funding schedule set forth in the electronic file entitled “Project_Ranger_High_Final.xlsm” to be made available electronically simultaneously with the distribution of the Bill of Sale.
Holdback Amount: As defined in Section 3.3(c) hereof.
Holdback Exceptions: As defined in Section 3.3(c) hereof.
Holdback Payment Date: As defined in Section 3.3(c) hereof.
HUD: The United States Department of Housing and Urban Development or any successor thereto.
Indemnified Party: As defined in Section 10.4(a) hereof.
Indemnifying Party: As defined in Section 10.4(a) hereof.
Insurer: Any issuer of a PMI Policy and any insurer or guarantor under any hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy, or any other insurance policy applicable to a Mortgage Loan, Mortgaged Property or Pool, and any successor thereto.
Interim Servicing Requirements: Those requirements, obligations and terms set forth in Exhibit D.

Investor or Investors: With respect to any Mortgage Loan, Fannie Mae or Freddie Mac, as applicable.
Investor Consents: The consent of each Investor and the Federal Housing Finance Agency to the transfer of the applicable Servicing Rights from Seller to Purchaser, without adverse modification to the rights or obligations of the Servicer with respect thereto.
Litigation Loan: A Mortgage Loan that, as of the Sale Date, is involved in any action, suit or proceeding before a court, government agency or arbitrator.
Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to (i) the Appraised Value of the related Mortgaged Property at origination with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the related Mortgaged Property at origination or the purchase price of the related Mortgaged Property with respect to all other Mortgage Loans.
Losses: Any and all costs or expenses, losses, damages, deficiencies, claims, including costs of investigation, attorneys’ fees and disbursements, and any Agency curtailments or other shortfalls in amounts reimbursed by the applicable Agency.
Low Pool: The Mortgage Loans included in the “Low Pool” as identified in the funding schedule set forth in the electronic file entitled “Project_Ranger_Low_Final.xlsm” to be made available electronically simultaneously with the distribution of the Bill of Sale.
MERS: The Mortgage Electronic Registration System.
MERS Mortgage Loan: A Mortgage Loan registered with MERS that either designates MERS as original mortgagee or is assigned to MERS.
Monthly Payment: The scheduled monthly payment on a Mortgage Loan due on any due date pursuant to the terms of the related Mortgage Note.
Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor.
Mortgage Escrow Payments: The portion, if any, of the Monthly Payment in connection with a Mortgage Loan that relates to funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, and other mortgage escrow amounts.
Mortgage File: With respect to each Mortgage Loan, the Collateral File and the Servicing File, including the Mortgage Loan Documents.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note.
Mortgage Loan Documents: The Mortgages and Mortgage Notes.
Mortgage Loans: The eligible, one-to-four family residential mortgage loans sold to or securitized by an Investor as to which Seller is the owner of the Servicing Rights, as listed on the Mortgage Loan Schedule.
Mortgage Loan Schedule: As applicable, the preliminary schedule delivered by Seller to Purchaser contemporaneously with the execution of this Agreement in the electronic file entitled “Tape_PHH_0430.xlsx” to be provided by email simultaneously with the distribution of an executed copy of this Agreement, which will identify all Mortgage Loans for which Servicing Rights are intended for sale hereunder as of the Sale Date, or the final schedule of Mortgage Loans referenced in the Bill of Sale, or otherwise agreed to by the Parties, such schedule setting forth the information with respect to each Mortgage Loan and the related Servicing Rights, including but not limited to the information set forth on Exhibit F hereto, as the same may be corrected or updated by the Parties after the Sale Date by their written agreement.
Mortgage Note: The promissory note executed by a Mortgagor and secured by a Mortgage evidencing the indebtedness of the Mortgagor under a Mortgage Loan.
Mortgaged Property: The one- to four-family residential real property that is encumbered by a Mortgage, including all buildings and fixtures thereon.
Mortgagor: Any obligor under a Mortgage Note and Mortgage.
Offering Information: The written information and loan level data, tapes, and/or written statements provided to Purchaser by or on behalf of Seller in the preparation of Purchaser’s bid with respect to the Servicing Rights.
Originator: With respect to any Mortgage Loan, the Person(s) that performed one or more of the following functions: (i) took the loan application, (ii) processed the loan application, (iii) underwrote the loan application, and/or (iv) closed or funded the Mortgage Loan.
P & I Advances: With respect to the servicing of a Mortgage Loan, any principal and interest amounts required to be advanced in accordance with the terms of the related Servicing Agreement in connection with delinquent Monthly Payments (net of prepaid principal and interest, as applicable), and reimbursable in accordance with such Servicing Agreement (other than Corporate Advances and T & I Advances).
Parties: Seller and Purchaser.
Person: An individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a government body, agency or instrumentality or any other entity.

PMI Policy: With respect to a Mortgage Loan, the policy of primary mortgage insurance satisfying Applicable Requirements.
Pool: One or more Mortgage Loans that have been aggregated pursuant to the requirements of an Investor.
Prior Servicer: Any Person that was a Servicer or subservicer of any Mortgage Loan before Seller became the Servicer of the Mortgage Loan, and any subservicer who has performed subservicing of the Mortgage Loans for Seller.
Purchase Price: The total amount to be paid by Purchaser pursuant to Section 3.1 to acquire the Servicing Rights.
Purchase Price Percentage: The applicable percentage by which the unpaid principal balance of the Mortgage Loans, or an applicable subset thereof, is multiplied in determining the Purchase Price for the related Servicing Rights, as provided in Exhibit A.
Purchaser: As defined in the introductory phrase of this Agreement.
Qualified Appraiser: An appraiser who meets an Investor’s eligibility requirements.
Qualified Insurer: An Insurer duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, acceptable as an insurer by the related Investor.
Recipient: A Party receiving Confidential Information.
Recourse Obligation: With respect to any Mortgage Loan, any obligation or liability (actual or contingent) of the Servicer (a) for losses incurred in connection with the Foreclosure or other disposition of such Mortgage Loan (including losses relating to loss mitigation or obtaining deeds in lieu of Foreclosure); (b) to repurchase such Mortgage Loan in the event that the Mortgagor of such Mortgage Loan, or such Mortgage Loan, is in bankruptcy, in Foreclosure or in litigation; or (c) to repurchase such Mortgage Loan in the event of a delinquency or other payment default thereunder by the Mortgagor. Notwithstanding the foregoing, a Mortgage Loan shall not be considered subject to a Recourse Obligation merely because the Servicer retains a contingent liability to repurchase a Mortgage Loan that is determined to have been ineligible for sale to an Investor due to a breach of one or more representations and warranties.
Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan.
REO Property: With respect to a Mortgage Loan the real property to which Servicer or an Investor, or another Person acting on Servicer’s or Investor’s behalf, has taken ownership as a result of Foreclosure or acceptance of a deed in lieu of Foreclosure with respect to a Mortgaged Property.

Repurchase Price: With respect to the Servicing Rights related to any Mortgage Loan or REO Property, the sum of (a) the product of the applicable Repurchase Price Percentage and the then-outstanding unpaid principal balance of such Mortgage Loan, or with respect to REO Property, the unpaid principal balance of the related Mortgage Loan at the time of conversion to REO Property, and (b) any unreimbursed Advances and reasonable and documented out-of-pocket costs and expenses incurred by Purchaser in connection with such Mortgage Loan and the transfer of the Servicing Rights to Seller, and if applicable, repurchase and transfer of the related Mortgage Loan from an Investor and to Seller, including reasonable out-of-pocket attorneys’ fees and costs.
Repurchase Price Percentage: The related Purchase Price Percentage, times the Stepdown Percentage.
Sale Date: June 30, 2021 or such other date(s) as may be mutually agreed upon by the Parties and which shall be indicated in the related Bill of Sale and subject, in each case, to the completion of due diligence review satisfactory in Purchaser’s sole discretion, and to the conditions precedent set forth in this Agreement, on which Purchaser shall acquire all economic and legal right, title and interest in and to the Servicing Rights sold by Seller pursuant to this Agreement on such date.
Seller: As defined in the introductory phrase of this Agreement.
Servicer: The Person contractually obligated, at any time, to administer the Servicing Rights under the Servicing Agreements.
Servicing Agreements: The contracts (including any pooling agreement, servicing agreement, custodial agreement or other agreement or arrangement), the applicable Guides, and all other applicable rules, regulations, procedures, manuals and guidelines of an Investor, defining the rights and obligations of an Investor and Servicer, with respect to the Mortgage Loans.
Servicing Fee: The amount payable to Servicer under the applicable Servicing Agreement related to a Mortgage Loan as consideration for servicing the Mortgage Loan, net of the guaranty fee payable to an Investor, any lender paid mortgage insurance premium and any securitized excess servicing interest-only cash flows.
Servicing File: With respect to each Mortgage Loan, all documents set forth in Exhibit G attached hereto or required to be held by the Servicer under Applicable Requirements, whether in hard copy, computer record, microfiche or any other format, evidencing and pertaining to a particular Mortgage Loan and relating to the processing, origination, servicing, collection, payment and Foreclosure of such Mortgage Loan.
Servicing Rights: The rights and obligations of Servicer to administer, collect the payments for the reduction of principal and application of interest, collect payments on account of taxes and insurance, pay taxes and insurance, remit collected payments, provide foreclosure services, provide full escrow administration and any other obligations required by an Investor or

Insurer in, of, for or in connection with the Mortgage Loans pursuant to the Servicing Agreements, together with the right to receive the Servicing Fee and any Ancillary Fees arising from or connected to the Mortgage Loans, and all rights, powers and privileges incident to any of the foregoing.
Servicing Transfer Instructions: The instructions, attached hereto as Exhibit C, detailing the procedures pursuant to which Seller shall effect the transfer of the Servicing Rights, the Advances, the Custodial Funds, and the Mortgage Files to Purchaser.
Stepdown Percentage: With respect to any Mortgage Loan and the determination of the related Repurchase Price Percentage, such percentage as when multiplied by the related Purchase Price Percentage shall reduce the Repurchase Price Percentage monthly, on a straightline basis, until the Repurchase Price Percentage is reduced to zero percent (0%) at the end of sixty (60) months after the Sale Date.
Termination Date: August 2, 2021 or such other date as mutually agreed upon by the Parties provided that the Termination Date is before the Sale Date.
T & I Advances: With respect to the servicing of a Mortgage Loan, amounts required to be advanced in accordance with the terms of the related Servicing Agreement in connection with the payment of taxes, insurance, ground rents, assessments and similar amounts due related to the Mortgage Loans, in accordance such Servicing Agreement and reimbursable in accordance with such Servicing Agreement (other than P & I Advances and Corporate Advances).
Transaction: The sale by Seller to Purchaser, and the purchase by Purchaser from Seller, of Servicing Rights on the Sale Date, the transfer of such Servicing Rights on the Transfer Date, and the performance of the Parties’ respective obligations in connection therewith as provided in this Agreement.
Transfer Date: With respect to any Mortgage Loan, the date on which the transfer of the related Servicing Rights from Seller to Purchaser is effective on the records of the applicable Investor, which date shall be September 1, 2021, or such date(s) as mutually agreed upon by the Parties, subject to receipt of Investor Consents and approval of the Federal Housing Finance Agency. The actual Transfer Date(s) to be used for this Transaction shall be indicated in the Investor Consents and/or in the approval received from the Federal Housing Finance Agency.
USDA: The United States Department of Agriculture and any successor thereto.
VA: The United States Department of Veterans Affairs and any successor thereto.
Section I.3General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)Terms used in this Agreement have the meanings assigned to them in this Agreement, and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

(b)Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.
(c)References herein to a “section” shall be to the specified section(s) of this Agreement and shall include all subsections of such section(s).
(d)The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.
(e)The term “include” or “including” shall mean without limitation by reason of enumeration.
(f)Section headings and other similar headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.
(g)Each reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II
SALE OF SERVICING RIGHTS AND RELATED ITEMS

Section II.1Items to be Sold, Transferred and Assigned. Upon the terms and subject to the conditions of this Agreement, and subject to Applicable Requirements, Seller shall, on and as of the Sale Date, sell, transfer and assign to Purchaser, and Purchaser shall purchase and assume from Seller, all of Seller’s legal and beneficial right, title and interest in and to the applicable (a) Servicing Rights, (b) Advances, (c) Custodial Funds and (d) Mortgage Files. Purchaser shall have the right to decline to purchase the Servicing Rights that do not conform to the terms, conditions, representations, warranties and covenants in this Agreement. It is expressly understood and agreed that the economics of the ownership of the Servicing Rights shall accrue to the benefit of Purchaser as of the Sale Date and Purchaser shall be entitled to receive all of the Servicing Fees payable under the Servicing Agreements after the Cut-off Date, including without limitation any accrued and unpaid Servicing Fees as of the Cut-off Date, subject to Seller’s rights to compensation as interim servicer pursuant to the Interim Servicing Requirements. On and after the Transfer Date, Purchaser shall have the exclusive right to receive all, and to enter into arrangements that generate, Ancillary Fees with respect to the Mortgage Loans.
Section II.2Assumption of Liabilities. In connection with the sale and transfer of Servicing Rights contemplated herein, Purchaser will assume only those duties, obligations and liabilities of Seller with respect to the Servicing Rights under the applicable Servicing Agreements that (a) accrue after the Sale Date or, with respect the servicing of the Mortgage Loans, accrue after the Transfer Date; and (b) directly arise in connection with Purchaser’s acquisition, ownership and use of the applicable Servicing Rights. Subject to the related Servicing Agreement, Purchaser will not assume or otherwise be responsible for in any way whatsoever any other duties, obligations or liabilities of, or claims against, Seller or Seller’s equity holders (or any of their respective agents, officers, directors, trustees, or affiliates) with respect to the Servicing Rights or otherwise, that accrue or otherwise relate to the period prior to the Sale Date or, with respect the servicing of the Mortgage Loans, prior to the Transfer Date.
Section II.3Evidence of Sale. On the Sale Date, Seller shall deliver to Purchaser a Bill of Sale to transfer and convey the Servicing Rights to Purchaser. Prior to the Transfer Date, Purchaser and Seller shall execute and deliver the documents required by an Investor in connection with the transfer of the Servicing Rights hereunder, in form and substance reasonably satisfactory to Purchaser and Seller, and shall execute and deliver such other instruments or documents as Purchaser and Seller shall reasonably determine are necessary or appropriate to evidence the Transaction.
Section II.4Servicing Transfer; Servicing Transfer Instructions. In connection with the transfer of the Servicing Rights from Seller to Purchaser pursuant to this Agreement, Seller shall comply with the Servicing Transfer Instructions and take all steps necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to Purchaser. The Servicing Transfer Instructions may be modified from time to time by mutual agreement between Purchaser and Seller and the Parties agree to negotiate in good faith any changes that may be required due to operational requirements, data requirements or otherwise. In any instance in which the Servicing Transfer Instructions conflict with the terms of this Agreement, this Agreement shall control.
Section II.5Transfer in Accordance with Applicable Requirements. In connection with the transfer of the Servicing Rights from Seller to Purchaser pursuant to this Agreement, Seller shall comply with all Applicable Requirements, including the requirements and guidelines of an Investor, any Agency, the Consumer Financial Protection Bureau and any other federal, state or local regulatory agency, body or authority with authority over Seller, Purchaser or the Transaction.
Section II.6Access to Information. During the period prior to the Sale Date, Seller shall provide to Purchaser reasonable access, for the purpose of conducting due diligence reviews of the books, files and records relating to the Mortgage Loans and the related Servicing Rights to confirm, among other things, that (i) the Mortgage Loan Schedule, the Electronic Data Files and all other information provided by or on behalf of Seller is true and correct and without material errors or omissions and consistent in all material respects with the transaction information received from Seller and the requirements of this Agreement and (ii) the Mortgage Loans are in compliance with Applicable Requirements relating to the underwriting, origination and servicing thereof and that the related loan documents in the Collateral Files and the Mortgage Files are not missing or defective in any material respect.

Article III
PURCHASE PRICE AND RELATED MATTERS

Section III.1Purchase Price. In consideration for the transfer and sale contemplated herein of the Servicing Rights, Purchaser shall pay to Seller in the manner, and subject to the adjustments, provided for in this Article III, an amount equal to the applicable Purchase Price Percentage multiplied by the aggregate actual outstanding principal balance of the Mortgage Loans as of the Cut-off Date.
Section III.2Verification of Purchase Price.
(a)Pre-Sale Date. No later than five (5) Business Days prior to the Sale Date, Seller shall provide Purchaser with (i) a preliminary Mortgage Loan Schedule containing loan level information relating to the Servicing Rights as of an agreed upon date, including the aggregate actual outstanding principal balance of the Mortgage Loans as of such date and (ii) a completed Estimated Purchase Price Computation Worksheet in the form set forth on Exhibit H1.
(b)Post-Sale Date. Five (5) Business Days after the Sale Date, Seller shall provide Purchaser with (i) a final Mortgage Loan Schedule containing loan level information relating to the Servicing Rights as of the Cut-off Date, including the actual aggregate actual outstanding principal balance of the Mortgage Loans as of the Cut-off Date and (ii) a completed Purchase Price Computation Worksheet in the form set forth on Exhibit H-2. The Parties agree that the final Mortgage Loan Schedule shall be appended to the Bill of Sale.
Section III.3Payment of Purchase Price by Purchaser. The Purchase Price shall be paid by Purchaser to Seller as follows, subject in each case to Seller’s performance of its obligations to be performed on or before the applicable date and satisfaction or waiver of the conditions set forth in Article VIII:
(a)Sale Date Payment. On the Sale Date, Seller shall be paid an amount equal to ninety percent (90%) of the applicable estimated Purchase Price, based upon the information delivered in accordance with Section 3.2(a). Within fifteen (15) Business Days after the Sale Date, Seller and Purchaser shall reconcile the Purchase Price based on a reconciliation of the estimated unpaid principal balance of the Mortgage Loans provided by Seller pursuant to Section 3.2(a) and the actual unpaid principal balance of the Mortgage Loans provided pursuant to Section 3.2(b). No later than ten (10) Business Days following such reconciliation, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as applicable, the portion of the Purchase Price based on such reconciliation due to either Seller or Purchaser to reflect ninety percent (90%) of the actual Purchase Price based on the actual unpaid principal balance of the Mortgage Loans as of the Cutoff Date.
(b)Transfer Date Related Payment. Within five (5) Business Days after the Transfer Date, Purchaser shall pay to Seller an amount equal to five percent (5%) of the

Purchase Price, provided that Seller is in material compliance with its obligations under this Agreement and the Servicing Transfer Instructions. In the event that a determination has been made as to a material noncompliance with the above requirements, payment will be made once the noncompliance has been cured or resolved.
(c) Holdback. Within thirty (30) days following the Transfer Date, and monthly thereafter, Purchaser shall provide Seller an exception report (“Exception Report”) of all outstanding, incomplete, missing or defective documents from the Mortgage Files or Mortgage Files not yet reviewed (“Holdback Exceptions”). The date on which each Exception Report is received by Seller will be an “Exception Determination Date.” On the tenth (10th) Business Day of the month following the third month in which an Exception Determination Date occurs (“Holdback Payment Date”), Purchaser shall pay to Seller an amount equal to the remaining five percent (5%) of the Purchase Price (“Holdback Amount”); provided, however, that no Holdback Amount shall be paid until Seller has delivered to Purchaser or its designee all related Mortgage Files in conformity with this Agreement, the Servicing Transfer Instructions and Applicable Requirements. If Purchaser determines in good faith that such conditions have not yet been satisfied, the Holdback Amount shall be paid to Seller in installments on subsequent Holdback Payment Dates. Each such installment payment shall be equal to (i) the Holdback Amount, multiplied by (ii) the percentage of Mortgage Loans that do not have any Holdback Exceptions or that have been paid off, liquidated or repurchased from the prior period to the current period to the extent that Seller has provided all documents required to satisfy and release the related Mortgage as required under Applicable Requirements. Notwithstanding the foregoing, once the Holdback Amount is equal to ten percent (10%) of the initial Holdback Amount, no further payments shall be made to Seller under this Section 3.3(c) unless and until no Holdback Exceptions are remaining; provided, however, that at the end of the 12-month period following the Transfer Date, if any Holdback Exceptions remain outstanding, Purchaser may (in its reasonable discretion) take steps to correct such Holdback Exceptions and deduct Purchaser’s reasonable and documented out-of-pocket costs relating to such corrections from the remaining Holdback Amount, and shall thereafter, release the remainder of the Holdback Amount to Seller.
(d)Reimbursement of Advances. Subject to this Agreement, Purchaser shall reimburse Seller for the outstanding Advances (other than Advances funded from the amounts in the Custodial Account) as of the Transfer Date with respect to the Mortgage Loans, by wire transfer of immediately available funds, within five (5) Business Days after Purchaser’s verification of (i) loan level Advance balances as of the Transfer Date, (ii) information reflecting the date or period such Advances were made, (iii) loan level information related to the type (i.e., delinquency, tax, insurance, attorney fees, property inspection, etc.) and disbursement history of each Advance (which may be in electronic format), (iv) reasonable, customary and required documentation and support sufficient to reasonably enable Purchaser or Purchaser’s designee to make an assessment of the eligibility of the Advances for reimbursement by an Investor or Insurers pursuant to Applicable Requirements, (v) with respect to P & I Advances, information necessary to confirm and reconcile the test of expected principal and interest and (vi) the documents in the related Mortgage File necessary to support such Advances. Notwithstanding the foregoing, Seller may net T & I Advances from Custodial Funds representing escrow funds pursuant to Section 3.4. Purchaser shall use reasonable efforts to complete such verification within thirty (30) days of receipt of such documentation from Seller. To the extent Seller subsequently recovers any Advances, Seller shall remit such recoveries to Purchaser within five (5) Business Days of receipt thereof. For the avoidance of doubt, Purchaser shall not have any obligation to reimburse Seller for any Advance or portion of any Advance except to the extent such Advance or portion of such Advance is reimbursable by or recoverable from the applicable Agency pursuant to Applicable Requirements. Notwithstanding any provisions in this Agreement to the contrary, Purchaser shall not reimburse Seller for any Corporate Advances for Mortgage Loans that are less than thirty (30) days delinquent as of the Transfer Date; provided, however, the foregoing shall not apply to Advances that are pending reimbursement from the related Investor as of the Transfer Date.
(e)No Investor Consent. Notwithstanding anything contained herein to the contrary, Purchaser shall have no obligation to make any payment under any subsection of this Section 3.3 with respect to any portion of the Servicing Rights for which an Investor has denied or not consented to Seller’s request to transfer the related Servicing Rights to Purchaser.
(f)Set-off. Seller hereby grants Purchaser a right of set-off against the Holdback Amount (or any portion thereof) against Seller’s obligations to Purchaser under this Agreement, including obligations in respect of early payoff protection, repurchase of Servicing Rights or Mortgage Loans and indemnification; provided, that Purchaser has provided Seller written notice of Seller’s failure to pay any such amounts when due (including any applicable grace or cure periods pursuant to the terms of this Agreement) and Seller has not cured such failure within five (5) Business Days of Seller’s receipt of such notice. Seller further agrees that should Purchaser reimburse itself in such manner, such reimbursement shall not act as a limitation of any other right or remedy Purchaser may have under the law or this Agreement.
(g)Prepayments. In the event that a Mortgage Loan prepays in full within ninety (90) days following the Sale Date to the extent such Mortgage Loan is in the High Pool and sixty (60) days following the Sale Date to the extent such Mortgage Loan is in the Low Pool (in either case, other than by a refinancing by Purchaser or any of its subsidiaries or affiliates), Seller shall refund to Purchaser, within thirty (30) days of receipt of demand thereof by Purchaser, the portion of the Purchase Price paid by Purchaser allocable to the Servicing Rights relating to such Mortgage Loan.
Section III.4Custodial Funds and Advances; Reconciliation.
(a)Within five (5) Business Days (or such earlier date required by the applicable Investor) after the Transfer Date, all related Custodial Funds and all other funds and collections in connection with the Mortgage Loans held by or on behalf of Seller or, to the extent permitted under Applicable Requirements, previously used by or on behalf of Seller (or any Prior Servicer) to make Advances with respect to the Mortgage Loans and not previously reimbursed shall be remitted and delivered by Seller to Purchaser in compliance with all Applicable Requirements, provided, however, that Seller may net T & I Advances from Custodial Funds representing escrow funds. Notwithstanding the foregoing, Seller shall retain Custodial Funds relating to principal and interest on the Mortgage Loans in Seller’s possession as of the Transfer Date that are due in Seller’s final remittances to the Investors. If there is a deficiency in the

Custodial Funds required to satisfy the requirements to satisfy the required remittance amounts to the Investors, Purchaser shall wire an amount equal to such deficiency to Seller no later than one (1) Business Day prior to the date of Seller’s final remittances to the Investors. For the avoidance of doubt, prior to transferring the Custodial Funds to Purchaser, Seller shall fully fund the Custodial Account to take into account all prepaid principal, including prepayments in full and curtailments, and interest received with respect to the Mortgage Loans. Within five (5) Business Days following the Transfer Date, Seller shall provide to Purchaser a reconciliation, as of the Transfer Date, of the Custodial Funds held and Advances outstanding as of such date.
(b)If at any time Seller or Purchaser reasonably determines that any Advances acquired by Purchaser, including Advances previously funded by or on behalf of Seller or a Prior Servicer from amounts in the Custodial Account, are not reimbursable by the applicable Agency, or the reimbursements then due thereunder are less than the amount of such non-reimbursable Advances, the Party making such determination will notify the other Party in writing and such amounts shall be paid by Seller to Purchaser in immediately available funds within five (5) Business Days.
Section III.5Certain Adjustments and Refunds. For a period of one (1) year following the payment of any portion of the Purchase Price or reimbursement for Advances, transfer of the Custodial Funds, or payment or transfer of any other amounts due under this Agreement to either Party, the Purchase Price, Advances, Custodial Funds or such other amounts are found to be in error, then within ten (10) Business Days after the receipt of information sufficient to provide notice that payment is due, the Party benefiting from the error shall (i) pay an amount sufficient to correct and reconcile the Purchase Price, Advances, Custodial Funds, or such other amounts, and (ii) provide a reconciliation statement and such other documentation reasonably sufficient to satisfy the other Party (in such other Party’s exercise of its reasonable discretion) concerning the accuracy of such reconciliation. Notwithstanding the foregoing, the one (1) year time restriction shall not apply to indemnification claims under Article X.
Section III.6Form of Payment to be Made. Unless otherwise agreed to by the Parties, all payments to be made by a Party to another Party, or such other Party’s designee, shall be made by wiring immediately available funds to the accounts designated by the Party receiving the payment.
Section III.7No Waiver. No payment or acceptance of payment under this Article III (including retention of Holdback Amounts) shall constitute a waiver by Purchaser of, or otherwise limit or reduce, any of Purchaser’s other rights and remedies under this Agreement, at law, or equity, including Purchaser’s rights to indemnification or repurchase of Mortgage Loans and/or Servicing Rights, as provided in Article X.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the Transaction, Seller represents and warrants as follows (it being understood that, unless otherwise expressly provided in this Article IV, each such representation and warranty is made by Seller as of the Effective Date, the Sale Date and, other than with respect to Sections 4.7, 4.9, 4.11, and 4.12, the Transfer Date, and all of the representations and warranties of Seller contained herein shall survive the Sale Date and the Transfer Date, as applicable):
Section IV.1Due Organization and Good Standing. Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller and its employees, agents and other personnel have, and at all relevant times have had, in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which their activities with respect to the Mortgage Loans or the related Servicing Rights require them to have such qualifications, permits, approvals, licenses, and registrations, except where the failure of Seller to possess such qualifications, permits, approvals, licenses, and registrations would not have a material adverse effect on Purchaser or Seller’s ability to perform any of its obligations hereunder.
Section IV.2Authority and Capacity. Seller has all requisite limited liability company or other applicable power, authority and capacity to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform all of its obligations hereunder.
Section IV.3Effective Agreement. The execution, delivery and performance of this Agreement by Seller and consummation of the Transaction has been duly and validly authorized by all necessary corporate or other action; this Agreement has been duly and validly executed and delivered by Seller, and this Agreement is a valid and legally binding agreement of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights and the discretion of a court to grant specific performance.
Section IV.4No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the Transaction, nor compliance with its terms and conditions, shall (a) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, or require any additional approval (except as shall have been obtained or made as of the Transfer Date) under any of the terms, conditions or provisions of (i) the certificate of formation, the limited liability company agreement and other organizational documents of Seller, (ii) any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which Seller is bound, or (iii) any law, ordinance, rule or regulation of any governmental authority applicable to Seller, or any order, judgment or decree of any court or governmental authority applicable to Seller, except as would not have a material adverse effect on the Mortgage Loans, taken as a whole, or the value of the Servicing Rights, taken as a whole; or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature upon, the Servicing Rights or any of the Mortgage Loans except as created hereby.
Section IV.5Consents, Approvals and Compliance. Except for Investor Consents, there is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by Seller of its obligations hereunder. Seller is approved and in good standing as a seller and servicer with the Investors, and is in good standing with each Insurer relating to a PMI Policy. Seller is in compliance with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which would reasonably be expected to materially and adversely affect the Servicing Rights, the operations or financial condition of Seller or its ability to perform its obligations hereunder.
Section IV.6Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing, pending or, to Seller’s knowledge, threatened, or any order, injunction or decree outstanding, against or relating to Seller that would reasonably be expected to materially and adversely affect the Servicing Rights, the Mortgage Loans or the performance by Seller of its obligations under the Servicing Agreements or the performance by Seller of its obligations under this Agreement.
Section IV.7Bulk Sales. The transfer, assignment and conveyance of the Servicing Rights by Seller pursuant to this Agreement is not subject to the Hart-Scott-Rodino Antitrust Improvements Act, or the bulk transfer or any similar statutory provisions in effect in any jurisdiction, the laws of which apply to such transfer, assignment and conveyance.
Section IV.8Insurance. Errors and omissions and fidelity insurance coverage, in amounts as required by Applicable Requirements, are in effect with respect to Seller and will be maintained until the Transfer Date contemplated by this Agreement has been consummated in accordance with terms hereof.
Section IV.9Financial Statements. All financial statements provided by Seller to Purchaser fairly present the pertinent results of operations and changes in financial position at the end of each such period of Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of Seller since the date of Seller’s financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement.
Section IV.10Ability to Perform. The financial condition of Seller is adequate to support the performance by Seller on a timely basis of Seller’s potential indemnification, repurchase and other obligations under this Agreement. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Seller is solvent and the sale of the Servicing Rights will not cause Seller to become insolvent. The sale of the Servicing Rights is not undertaken to hinder, delay or defraud any of Seller’s creditors.
Section IV.11Sale Treatment. Seller intends that the disposition of the Servicing Rights pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes.
Section IV.12Fair Consideration. The consideration received by Seller upon the sale of the Servicing Rights under this Agreement constitutes fair consideration and reasonably equivalent value for the Servicing Rights.
Section IV.13No Accrued Liabilities. There are no accrued liabilities of Seller with respect to the Mortgage Loans, the Servicing Rights or the Servicing or circumstances under which such accrued liabilities will arise against Purchaser as successor to the Servicing Rights or the Servicing, with respect to defaults of Seller’s obligations prior to the Sale Date.
Section IV.14Audits. Since the date that is three (3) years prior to the Effective Date, Seller has not been the subject of an audit by an Investor, any Agency, or any Insurer, which audit found a material failure to comply with Applicable Requirements and which such failure would have a material and adverse effect on the Servicing Rights or Mortgage Loans.
Section IV.15No Regulatory Restrictions. As of the Sale Date, there are no contracts, settlement agreements, stipulations, awards, or consent orders entered into with or issued by any governmental authority or other party affecting the Servicing Rights or the servicing of the Mortgage Loans to which Purchaser is or will be bound by or to nor shall Seller enter into any such contracts, settlement agreements, stipulations, awards, or consent orders to which Purchaser will be bound by or to following the Sale Date without the consent of Purchaser.
Section IV.16Facts and Omissions. No representation, warranty or written statement made by Seller in this Agreement, in any Exhibit or Schedule to this Agreement, in the Electronic Data Files and Mortgage Loan Schedules provided by Seller to Purchaser hereunder, contains or will contain any material misstatement of fact or will omit to state a material fact necessary in order to make the statements in light of the circumstances in which they are made not misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE MORTGAGE LOANS AND SERVICING RIGHTS

As an inducement to Purchaser to enter into this Agreement and to consummate the Transaction, Seller represents and warrants as follows as of the Sale Date, or such other date as expressly provided in this Article V and, in the case of the representations and warranties in Sections 5.1(b), (cc), (dd) and (oo), Section 5.2, Section 5.3 and Section 5.4 only, as of the Transfer Date, and all of the representations and warranties of Seller contained herein shall survive the Sale Date and the Transfer Date:

Section V.1Mortgage Loans and Servicing Rights.
(a)General Compliance. Each Mortgage Loan and the related Servicing Rights conform in all material respects to Applicable Requirements, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, an Investor and applicable Agency, and/or Insurer upon such sale, issuance of insurance or pooling. Each Mortgage Loan has been originated, underwritten, closed, funded, sold, pooled and serviced in compliance with all Applicable Requirements. Seller is not otherwise in default with respect to Seller’s obligations under the applicable Servicing Agreement or Applicable Requirements. Each Servicing Agreement provides for non-recourse servicing and no Servicing Agreement contains any provisions that would reasonably be expected to impose upon the Servicer any obligations or restrictions, e.g., foreclosure or loan modification restrictions, in addition to those typically imposed upon servicers of standard Investor servicing rights that would apply to Purchaser as the transferee of the Servicing Rights.
(b)Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule and Offering Information, contained in each Mortgage File, or contained in any Electronic Data File, and all other information provided by or on behalf of Seller with respect to the Servicing Rights and the related Mortgage Loans, including all information regarding Advances, is true, correct and complete in all material respects, as of the date provided or indicated therein. The Servicing Rights and the related Mortgage Loans satisfy and are in conformance with the specifications, restrictions and assumptions contained in this Agreement. Except as identified on the Mortgage Loan Schedule, no Mortgage Loan is a Bankruptcy Loan, Foreclosure Loan, Litigation Loan or CARES Act Forbearance Loan.
(c)Payments Current. Except as set forth on the Mortgage Loan Schedule, all payments required to be made on or prior to the Sale Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited, and all monies received with respect to each Mortgage Loan have been properly accounted for, and if required under Applicable Requirements, applied.
(d)Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the due date of the first installment of principal and interest.
(e)Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if required by Applicable Requirements, and which is contained in the Collateral Files. The substance of any such waiver, alteration or modification has been approved, if required under Applicable Requirements, by an Investor and the applicable Insurer, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the applicable Insurer, and which assumption agreement is part of the Collateral File delivered to the Document Custodian and the terms of which are reflected in the Mortgage Loan Schedule.
(f)No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated.
(g)Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a Qualified Insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of the Investors. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the federal Flood Insurance Administration is in effect, which policy conforms to all Applicable Requirements. All individual insurance policies contain a standard mortgagee clause naming Originator and its successors and assigns as mortgagee, and all premiums thereon have been paid. Each Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement of such cost and expense from the Mortgagor. Where required by state law or regulation, each Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering the common facilities of a planned unit development. Each hazard insurance policy is the valid and binding obligation of the related Insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Purchaser upon the consummation of the Transaction. Seller has not engaged in, and has no knowledge of any Mortgagor’s having engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.
(h)Compliance with Applicable Requirements. Seller and each Originator and Prior Servicer have complied with Applicable Requirements pertaining to the Mortgage Loans and related Servicing Rights, including the federal Fair Housing Act, federal Equal Credit Opportunity Act and Regulation B, federal Fair Credit Reporting Act, federal Truth in Lending

Act and Regulation Z, National Flood Insurance Act of 1968, federal Flood Disaster Protection Act of 1973, federal Real Estate Settlement Procedures Act and Regulation X, federal Fair Debt Collection Practices Act, federal Home Mortgage Disclosure Act, and state consumer credit and usury codes and laws. In addition, all Mortgage Loans have been originated with (and, in particular, the Mortgage Loan Documents contain) late fee provisions that fully comply with all applicable federal, state and local laws, regulations and Applicable Requirements and that are fully enforceable by Purchaser against each Mortgagor. Each Originator and Prior Servicer was (during the period in which they held and transferred such interest) qualified to do business, and had all requisite licenses, permits and approvals, in the jurisdictions in which the applicable Mortgaged Properties are located, except where the failure to possess such qualifications, licenses, permits and approvals would not materially and adversely affect the enforceability of the Mortgage Loan Documents by Purchaser or the liability of the Purchaser.
(i)No Satisfaction of Mortgage. Each Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the related Mortgaged Property has not been released from the lien of the Mortgage, in whole or, except as permitted under Applicable Requirements, in part, nor has any instrument been executed that would cause or result in any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any actions if the Mortgagor’s failure to perform such action would cause the Mortgagor to be in default, nor has Seller waived any default resulting from any action or inaction of the Mortgagor.
(j)Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development, provided, however, that any condominium project or planned unit development shall conform with an Investor requirements regarding such dwellings, and no residence or dwelling is a mobile home or a manufactured dwelling not affixed to a permanent structure or not titled as real property or otherwise not eligible under Applicable Requirements. No portion of the Mortgaged Property is used for commercial purposes. With respect to Mortgage Loans that are secured by a leasehold estate, (i) the lease is valid, in full force and effect, and conforms to all of Investor’s requirements for leasehold estates; (ii) all rents and other payments due under the lease have been paid; (iii) the lessee is not in default under any provision of the lease; (iv) the term of the lease exceeds the maturity date of the related Mortgage Loan by at least five years; and (v) the terms of the lease provide a mortgagee with an opportunity to cure any defaults.
(k)Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(i)the lien of current real property taxes and assessments not yet due and payable;
(ii)covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the Originator of the Mortgage Loan and (A) referred to or otherwise considered in the appraisal made for the Originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and
(iii)other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.
Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to sell and assign the same to Purchaser.
(l)Validity of Mortgage Documents. The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage and any other related agreement, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties.
(m)Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan, including any escrow for repairs or improvements, have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefore have been complied with in accordance with Applicable Requirements. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.
(n)PMI Policy. Each Mortgage Loan, if required by an Investor or Applicable Requirements, is insured as to payment defaults by a PMI Policy in the amount required, and by a Qualified Insurer, and all provisions of such PMI Policy have been and are being complied with, such PMI Policy is in full force and effect and all premiums due thereunder have been paid. There has been no event or condition which may result in the revocation, cancellation or expiration of such coverage. There are no defenses, counterclaims, or rights of set-off against Seller or Prior Servicer affecting the validity or enforceability of any PMI Policy with respect to a Mortgage Loan. Any Mortgage Loan subject to a PMI policy obligates the Mortgagor thereunder to maintain the PMI policy and to pay all premiums and charges in connection therewith. No Mortgage Loan is subject to a lender paid mortgage insurance policy for which any premiums are payable as of or after the Sale Date.
(o)Title Insurance. Each Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to an Investor, or (ii) an American Land Title Association mortgagee title insurance policy or other generally acceptable form of policy of insurance acceptable to an Investor issued by a title insurer acceptable to an Investor, and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring, subject only to the exceptions listed in Subsection (k) above, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan. If the Mortgaged Property is a condominium unit located in a state in which a title insurer will generally issue an endorsement, then the related title insurance policy contains an endorsement insuring the validity of the creation of the condominium form of ownership with respect to the project in which such unit is located. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such mortgagee title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Originator and its successors and assigns is the named insured and the sole insured of such mortgagee title insurance policy, the assignment to Purchaser of Seller’s interest in such mortgagee title insurance policy does not require the consent of or notification to the insurer (or if such consent or notification is required, such consent has been received, or such notification has been given), and such mortgagee title insurance policy is in full force and effect and will be in force and effect and will inure to the benefit of Purchaser upon the consummation of the Transaction. No claims have been made under such mortgagee title insurance policy, and no prior holder of the Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of such lender’s title insurance policy, including no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.
(p)No Defaults. Except as disclosed on the Mortgage Loan Schedule, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and, to Seller’s knowledge, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.
(q)No Mechanics’ Liens. To Seller’s knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage.
(r)Location of Improvements; No Encroachments. All improvements located on or being part of each Mortgaged Property lie wholly within the boundaries and building restriction lines of such Mortgaged Property (and, if such Mortgaged Property is a condominium unit, such improvements lie wholly within the project) and no improvements on adjoining properties encroach upon such property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.
(s)Payment Terms. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first (1st) day of each month. No Mortgage Loan contains terms or provisions which would result in negative amortization. No Mortgage Loan is evidenced by a Mortgage Note providing for bi-weekly payments.
(t)Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial Foreclosure. Upon default by a Mortgagor on a Mortgage Loan and Foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.
(u)Occupancy of the Mortgaged Property. As of the Sale Date, the Mortgaged Property is lawfully occupied under applicable law and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. To the extent required by Applicable Requirements, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.
(v)No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Subsection (k) above.
(w)Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
(x)Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets an Investor eligibility requirements for sale to an Investor or is located in a condominium or planned unit development project that has received an Investor project approval, and the representations and warranties required by an Investor with respect to such condominium or planned unit development have been made and remain true and correct in all respects.
(y)Due on Sale. Each Mortgage contains an enforceable provision (to the extent not prohibited by law) for the acceleration of the payment of the unpaid principal balance of the related Mortgage Loan in the event that the related Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder.
(z)No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are, or will in the future, be paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions currently in effect which may constitute a “buydown” provision; no Mortgage Loan is a graduated payment loan, qualifying assumption loan or a reverse mortgage loan; no Mortgage Loan has a shared appreciation or other contingent interest feature.
(aa)Consolidation of Future Advances. Any advances of loan proceeds made have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to an Investor. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.
(ab)Mortgaged Property Undamaged. There is no proceeding pending or, to Seller’s knowledge, threatened, for the total or partial condemnation of the Mortgaged Property. Except as disclosed on the Mortgage Loan Schedule, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended or for which the Servicer would have liability. With respect to any Mortgage Loan for which the related Mortgaged Property is located in a disaster area declared by any federal or state government in the twelve (12) months prior to the Sale Date, Seller has obtained a property inspection of the Mortgaged Property conducted following the disaster event and has been in contact with the Mortgagor regarding any material damage to such property and/or hardship to the Mortgagor resulting from such disaster to the extent required by the applicable Agency and has complied with all other disaster relief requirements of the applicable Agency.
(ac)Collection and Servicing Practices. The servicing and collection practices used with respect to each Mortgage Loan have been in accordance with Applicable Requirements in all material respects.
(ad)Escrow Deposits. All Mortgage Escrow Payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Mortgage Escrow Payments have been calculated, collected and maintained in compliance with Applicable Requirements. No escrow deposits or Mortgage Escrow Payments or other charges or payments have been capitalized under the Mortgage or the Mortgage Note except those that were done in accordance with Applicable Requirements. Seller or Prior Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve (12) month period) analyzed the required Mortgage Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with Applicable Requirements.
(ae)Servicemembers Civil Relief Act. Except as disclosed on the Mortgage Loan Schedule, the Mortgagor has not notified Seller of, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act.
(af)Appraisals. With respect to each Mortgage Loan, there is either (i) an automated property valuation report or (ii) an appraisal on an Investorapproved form (or a narrative residential appraisal) of the related Mortgaged Property that conforms to Applicable Requirements and that was signed prior to the approval of such Mortgage Loan application by a Qualified Appraiser, appointed by Seller or the Originator of such Mortgage Loan, as appropriate, who has no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of such Mortgage Loan.
(ag)Environmental Matters. To Seller’s knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving any Mortgaged Property of which Seller is aware in which compliance with any environmental law, rule or regulation is an issue; and to Seller’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation consisting a prerequisite to use and enjoyment of said property.
(ah)No Construction Loans. No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgaged Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property.
(ai)[Reserved].
(aj)Regarding the Mortgagor. The Mortgagor is one or more natural persons or is an eligible living trust acceptable under Applicable Requirements.
(ak)[Reserved].
(al)[Reserved].

(am)Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as (a) “high cost” loans under the Home Ownership and Equity Protection Act of 1994 or (b) “high cost,” “threshold,” “covered” or “predatory” loans under any other applicable state, federal or local law. None of the Mortgage Loans violate an Investor’s or Agency’s predatory lending restrictions.
(an)Single Premium Credit Life Insurance. None of the proceeds of the Mortgage Loan have been used to finance single premium credit life insurance policies.
(ao)Filing of Reports. Seller has filed in a timely manner all reports required by the Investors and Insurers with respect to the Mortgage Loans and the Servicing Rights.
(ap)Representations and Warranties to the Investors and Insurers. All representations and warranties made by Seller to the Investors and Insurers in connection with the Mortgage Loans and Servicing Rights in any Servicing Agreement or otherwise were true and correct as of the date made and are incorporated herein by reference and inure to the benefit of Purchaser.
(aq)No Bond Program Loans. None of the Mortgage Loans were originated pursuant to, or in accordance with, any state, county or other housing finance agency bond program.
(ar)No Fraud. No misrepresentation, error or fraudulent action or omission has occurred on the part of Seller or any other Person (including without limitation any borrower, appraiser, builder or developer, credit reporting agency, settlement agent, realtor, broker or correspondent) in connection with the origination and/or servicing of any Mortgage Loan, any Servicing Agreement or the application of any insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property.
(as)OFAC. Seller has complied with all anti-money laundering laws and regulations applicable to it as originator, seller and Servicer, and has established an anti-money laundering compliance program as required by such anti-money laundering laws and regulations.
(at)No Refinance Arrangement. There is no application submitted by a Mortgagor to Seller or any of its Affiliates to refinance any Mortgage Loan provided that this Subsection 5.01(tt) shall not apply to any applications that have been terminated by the related Mortgagor or that have been declined by Seller or its Affiliates.
(au)Repurchased or Indemnification Loans. None of the Mortgage Loans are subject to any demand or request for repurchase by an Investor or any other Person for which the relevant Investor cure period has expired. None of the Mortgage Loans are subject to any indemnification or “make whole” agreement, reimbursement arrangement or similar agreement are arrangement pursuant to which Purchaser may be required to indemnify, make whole or reimburse an Investor, Insurer or any other Person for any Loss or other amounts related to such Mortgage Loans.

(av)Government Insurance. No Mortgage Loan is insured by the FHA or guaranteed by the VA or USDA or is a HUD repossessed loan.
(aw)[Reserved].
(ax)Servicing Fee/Initial Servicing Rights. The Servicing Fee reflected on the Electronic Data File and Mortgage Loan Schedule is net of guaranty fees and lender paid mortgage insurance premiums. The Servicing Rights being sold in this transaction are the Servicing Rights initially created with respect to the Mortgage Loan and have not been and are not currently subject to any agreement purporting to sell “excess yield” or “excess servicing fees” and there has been no previous modification or amendment relating to the Servicing Rights or Servicing Fees, or any sale, transfer, conveyance or assignment of less than 100% of the Servicing Rights initially created with respect to the Mortgage Loans.
Section V.2Custodial Accounts. All Custodial Accounts required to be maintained by Seller have been established and continuously maintained in accordance with Applicable Requirements. Custodial Funds received by Seller have been credited to the appropriate Custodial Account, and have been retained in and disbursed from the Custodial Accounts in accordance with Applicable Requirements. In accordance with Applicable Requirements, Seller has analyzed the payments required to be deposited into the Custodial Accounts and adjusted the payment thereto in order to eliminate any deficiency. For the avoidance of doubt, prior to transferring the Custodial Funds, Seller shall fully fund the Custodial Account to take into account all prepaid principal, including prepayments in full and curtailments, and interest received with respect to the Mortgage Loans. With regard to Mortgage Loans that provide for Mortgage Escrow Payments, Seller and each Originator and Prior Servicer has (a) computed the amount of such payments in accordance with Applicable Requirements, (b) paid on a timely basis all charges and other items to be paid out of the Mortgage Escrow Payments, and when required by the applicable Servicing Agreements has advanced its own funds to pay such charges and items, and (c) delivered to the related Mortgagors the statements and notices required by Applicable Requirements in connection with Custodial Accounts, including statements of taxes and other items paid out of the Mortgage Escrow Payments and notices of adjustments to the amount of the Mortgage Escrow Payments.
Section V.3Advances. The Advances to be reimbursed by Purchaser hereunder are valid and subsisting accounts owing to Seller, made pursuant to and in accordance with Applicable Requirements, are eligible for reimbursement from an Investor or Insurers, are carried on the books of Seller at values determined in accordance with generally accepted accounting principles and are not subject to any set-off or claim that could be asserted against Seller or a Servicer. Each Advance has supporting backup documentation in original, electronic or imaged form, Seller has not received any notice from an Investor, any Insurer or other Person in which an Investor, Insurer or Person disputes or denies a claim by Seller for reimbursement in connection with an Advance.
Section V.4Investor Remittances and Reporting. Seller and, to the extent applicable, each Originator and Prior Servicer, have remitted or otherwise made available to an Investor (i) all principal and interest payments received to which an Investor is entitled under the applicable Servicing Agreements, including any guaranty fees, and (ii) all Advances of principal and interest payments required by such Servicing Agreements. In accordance with Applicable Requirements, Seller has prepared and submitted to an Investor all reports in connection with such payments required by Applicable Requirements.
Section V.5Mortgage File; Pools. Each Mortgage File contains each of the documents and instruments specified by this Agreement and the Servicing Transfer Instructions to be included therein and required to be maintained under Applicable Requirements. All books, records and accounts of Seller and Seller’s document custodian with respect to the Servicing Rights and the Mortgage Loans are materially complete, properly maintained, and accurately reflect the subject matter thereof in all material respects. All Pools are eligible for initial certification, final certification and/or recertification, as applicable, in accordance with Applicable Requirements. Seller shall cooperate with Purchaser to obtain by the appropriate deadline any required certification or recertification of Pools in connection with the transfer of Servicing Rights to Purchaser hereunder. The Collateral Files delivered to the Document Custodian will include all documents necessary in order for the Document Custodian to recertify the Pools in accordance with Applicable Requirements. Each Mortgage Loan included in a Pool meets all eligibility requirements for inclusion in such Pool, and Seller caused each Pool to be properly formed. Each Pool is properly balanced and fully funded.
Section V.6Good Title. Subject to Applicable Requirements, Seller is the sole owner and holder of all right, title and interest in and to the Servicing Rights. The sale, transfer and assignment by Seller to Purchaser of the Servicing Rights, and the instruments required to be executed by Seller and delivered to Purchaser pursuant to Applicable Requirements, are, and will be on the Sale Date and the Transfer Date, valid and enforceable in accordance with their terms and will effectively vest in Purchaser good and marketable title to the Servicing Rights, free and clear of any and all liens, claims, or encumbrances, except for those encumbrances required by Applicable Requirements or liens that shall be released on or prior to the Sale Date. Seller has full right and authority, subject to no interest (other than an Investor’s interest), or agreement with, any other party to sell and assign the Servicing Rights to Purchaser pursuant to this Agreement.
Section V.7Internal Audits. The Mortgage Loans have been subject to Seller’s origination, servicing, quality control reviews and internal audits to no less a degree than other residential mortgage loans originated or serviced by Seller and such quality control review and internal audits have not revealed a material failure to comply with Applicable Requirements in connection with the Mortgage Loans.
Section V.8No Recourse Obligation. None of the Servicing Agreements nor any other agreement or understanding applicable to any of the Mortgage Loans provides for a Recourse Obligation.
Section V.9No Adverse Selection. No adverse selection was used by Seller in selecting the Servicing Rights to be sold by Seller to Purchaser hereunder.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the Transaction, Purchaser represents and warrants as follows (it being understood that, unless otherwise expressly provided in this Article VI, each such representation and warranty is made to Seller as of the Effective Date and the Sale Date and all of the representations and warranties of Purchaser contained herein shall survive the Sale Date):
Section VI.1Due Organization and Good Standing. Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of New Jersey. Purchaser and its employees, agents and other personnel have in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which their activities with respect to the Mortgage Loans or the Servicing Rights require them to have such qualifications, permits, approvals, licenses, and registrations, except where the failure of Purchaser to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on Seller.
Section VI.2Authority and Capacity. Purchaser has all requisite organizational power, authority and capacity, to execute and deliver this Agreement and to perform all of its obligations hereunder.
Section VI.3Effective Agreement. The execution, delivery and performance of this Agreement by Purchaser and consummation of the Transaction has been duly and validly authorized by all necessary corporate or other action by Purchaser; and this Agreement has been duly and validly executed and delivered by Purchaser, and this Agreement is a valid and legally binding agreements of Purchaser and enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and the discretion of a court to grant specific performance.
Section VI.4No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the Transaction, nor compliance with its terms and conditions, shall violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of Purchaser’s articles of incorporation or bylaws, or of any material mortgage, indenture, deed of trust, loan or credit agreement or instrument to which Purchaser is now a party or by which it is bound, or of any order, judgment or decree of any court or governmental authority applicable to Purchaser.
Section VI.5Consents, Approvals and Compliance. Except for Investor Consents, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by Purchaser of its obligations hereunder. Purchaser is approved by and in good standing as a servicer with the Investors, and is approved and in good standing with each applicable Insurer, as necessary, in order to purchase and assume responsibility for the Servicing Rights. Purchaser has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which would reasonably be expected to materially and adversely affect the Servicing Rights, the operations or financial condition of Purchaser or its ability to perform its obligations hereunder.
Section VI.6Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing or pending, or to Purchaser’s knowledge, threatened in writing, or any order, injunction or decree outstanding, against or relating to Purchaser that would reasonably be expected to materially and adversely affect or delay the performance by Purchaser of its obligations under this Agreement.
Section VI.7Ability to Perform. The financial condition of Purchaser is adequate to support the performance by Purchaser on a timely basis of Purchaser’s purchase, potential indemnification and other obligations under this Agreement. Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.
Section VI.8Sale Treatment. Purchaser intends that its purchase of the Servicing Rights pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes.
Section VI.9Fair Consideration. The consideration paid by Purchaser upon its purchase of the Servicing Rights under this Agreement constitutes fair consideration and reasonably equivalent value for the Servicing Rights.

Article VII
COVENANTS

Section VII.1Investor Consent. The purchase and sale of the Servicing Rights are subject to approval by the Investors. Seller shall use its commercial best efforts to obtain Investor Consents promptly prior to the Sale Date, and Purchaser shall cooperate with Seller in obtaining Investor Consents. Upon receipt of any Investor Consent, Seller shall deliver to Purchaser by electronic mail. Seller shall pay any and all costs of securing Investor Consents for the Transaction, including fees to an Investor for the transfer of the Servicing Rights in accordance with Applicable Requirements.
Section VII.2Transfer Date. Seller shall notify Purchaser in writing, within three (3) Business Days of an Investor notice if (a) an Investor advises Seller that the Transfer Date, for all or any portion of the Servicing Rights, will be a date other than a scheduled Transfer Date, or (b) an Investor advises Seller that all or any portion of the Servicing Rights may not be transferred to Purchaser. Any scheduled Transfer Date may be delayed upon the written agreement of the Parties.

    To the extent that the Mortgage Loans are being subserviced on behalf of Seller, Seller’s delivery obligations under this Agreement shall be read to include an obligation of Seller to cause its subservicer to perform such obligations, as applicable. Seller agrees to cause any such subservicer to perform Seller’s obligations in effecting the transfer of the Servicing Rights in accordance with Applicable Requirements, and conform with all of the requirements of this Agreement applicable to Seller, as if performed by Seller directly, and shall remain liable for all of its obligations under this Agreement and the Interim Servicing Requirements regardless of whether performed by Seller directly or by its subservicer.
Section VII.3Data Files, Mortgage Files and Related Materials.
(a)Conversion Data Files. In accordance with the dates and format specified in the Servicing Transfer Instructions, Seller shall provide Purchaser with an Electronic Data File or Electronic Data Files containing the information necessary to service the Mortgage Loans in accordance with Applicable Requirements so as to permit Purchaser to test the conversion of Seller’s records to Purchaser’s data processing system. In addition, Seller shall provide master Electronic Data File(s) to Purchaser on such date and in such format as specified in the Servicing Transfer Instructions to support Purchaser’s conversion pre-planning activities. On the Transfer Date, Seller shall cause its books and records including its subservicer’s servicing system to accurately reflect the transfer of the Servicing Rights to Purchaser. In the event that any such Electronic Data File or the information required to be contained on such Electronic Data File is not in the format required by the Servicing Transfer Instructions, Seller shall take all steps necessary to correct such deficiency or, in the event that any such deficiency cannot be cured to the reasonable satisfaction of Purchaser, Seller shall pay Purchaser the amount incurred by Purchaser to cure such deficiencies and to reimburse Purchaser for any Losses resulting therefrom.
(b)Packaging and Shipment of Mortgage Files.
(i)At Seller’s sole expense, Seller shall (or shall cause its document custodian to) package and ship to Purchaser, or Purchaser’s designee, all Mortgage Files pertaining to the Mortgage Loans as follows, and as may be further described in the Servicing Transfer Instructions:
(A)Within fifteen (15) days following the Transfer Date, or such other time period acceptable under Investor requirements or as approved by the applicable Investor, all Collateral Files to Purchaser’s Document Custodian, which, if Seller uses Purchaser’s Document Custodian, may be by internal delivery and segregation at such Document Custodian, evidencing Purchaser’s ownership thereof; and
(B)Within thirty (30) days prior to the Transfer Date, all Servicing Files and the related servicing records to Purchaser or its designee in the manner set forth in Section 7.3(b)(iii) below, with any remaining Servicing Files for the period through the Transfer Date to be delivered within five (5) Business Days following the Transfer Date.

(ii)Seller shall provide Purchaser with prior written notice of the carrier, shipping arrangements and insurance arrangements with respect to the delivery of the Mortgage Files. In the event that any document required to be delivered to Purchaser hereunder is missing, defective, not in accordance with Applicable Requirements or otherwise not delivered, Seller shall obtain and/or cure all such documents at Seller’s sole cost and expense. Each Mortgage File shall clearly indicate Seller’s loan numbers. All documents included in the Mortgage Files, and all other documents required to be delivered to Purchaser by Seller pursuant to this Agreement which are or at any times come into the actual or constructive possession or control of Seller and have not been delivered to Purchaser, if any, are and shall be held by Seller in trust for the benefit of Purchaser, and in a custodial capacity only. No such documents shall be destroyed unless electronically imaged, and then only to the extent such imaging would comply with Applicable Requirements, and upon the written request of Purchaser, Seller shall promptly deliver copies of such documents to Purchaser or Purchaser’s Document Custodian.
(iii)Notwithstanding anything to the contrary contained in this Agreement, with respect to each Mortgage Loan, and except as otherwise provided in the Servicing Transfer Instructions, Seller shall provide the Servicing File, and the related servicing records in Seller’s possession, required to be delivered to Purchaser by means of stored electronic data, properly indexed, in a mutually agreeable format, containing the relevant information in the form of stored electronic images of all documents relating to the Mortgage Loan.
(c)Assignments and Related Matters. Seller shall, at its expense and in accordance with all Applicable Requirements, (i) for each Mortgage Loan registered with MERS, follow the requirements of the Investors and MERS to reflect in the records of MERS the transfer of the servicing from Seller to Purchaser and (ii) for each Mortgage Loan not registered with MERS, (A) prepare and record, or cause to be prepared and recorded, in each case as required by the Investors, all Assignments of Mortgages from Seller to Purchaser and all prior intervening assignments; and (C) endorse or cause to be endorsed the Mortgage Notes in blank without recourse or as otherwise required by the Investors. Seller shall deliver to Purchaser or the Document Custodian all original or copies of recorded Assignments of Mortgages promptly upon receipt of same from the applicable recording offices or otherwise.
(d)Recertification. Seller shall take such steps as are necessary to enable Purchaser or its designee, after the Transfer Date, to obtain by the deadline required by Applicable Requirements any required certification or recertification of Pools or Mortgage Loans in connection with the transfer of Servicing Rights to Purchaser hereunder and/or the transfer of the Collateral Files to a new Document Custodian, including delivery of Collateral Files in accordance with the provisions of this Agreement and Servicing Transfer Instructions. If Purchaser or its designee or the Document Custodian returns a document contained in the Collateral File to Seller for correction or because of missing information, Seller, at its own cost and expense, shall promptly correct the document or insert the appropriate information, record such document if required, and return the document to Purchaser, its designee or the Document

Custodian, as applicable. If Purchaser cannot obtain the certification or recertification by an Investor of any Mortgage Loan as a result of a failure by Seller to deliver a document required to be included in the Collateral File, then, upon the request of Purchaser, Seller shall (i) reimburse Purchaser for any reasonable and documented out-of-pocket expense or cost incurred by Purchaser in attempting to obtain or correct, as applicable, a missing, inaccurate or incomplete document or the certification or recertification by the required deadline and (ii) reimburse and indemnify Purchaser for any Losses in accordance with the provisions of this Agreement.
(e)Document Custodian. [OMITTED]
Section VII.4Remittances. Seller shall make the first payment of principal and interest due following the Transfer Date to the Investors or other appropriate parties, and shall pay all related guaranty fees, lender paid primary mortgage insurance premiums or compensating interest for the applicable month. As set forth in Section 3.4, in the event the payments so received by Seller are insufficient to pay these amounts, Purchaser shall provide to Seller the additional funds necessary to pay these amounts by wiring immediately available funds to Seller no later than one (1) Business Day prior to Investor-required remittance date and time.
Section VII.5Interim Servicing. Seller shall interim service the Mortgage Loans for the benefit of Purchaser and the Investors during the period between the Sale Date and through the Transfer Date (the “Interim Servicing Period”) in accordance with the Interim Servicing Requirements. For the avoidance of doubt, Seller shall be responsible for any Investor guaranty fees, lender paid primary mortgage insurance premiums or compensating interest relating to the Mortgage Loans incurred with respect to the period on or prior to the Sale Date, which amounts may be payable after the Sale Date.
Section VII.6Forwarding of Payments and Other Items. With respect to Mortgage Loans that have escrow impound accounts, all bills (including tax and insurance bills) pertaining to the Mortgage Loans which are due and payable on or before the Transfer Date, with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is before, on or within thirty (30) days after the Transfer Date, shall be paid by Seller provided that the bills have been released prior to the Transfer Date, and Seller shall pay such bills in accordance with Applicable Requirements. All Mortgage Loan Payments and other funds or payments, all other bills, and all transmittal lists or any other information used to pay bills pertaining to the Mortgage Loans, and all documents, notices, correspondence and other documentation related to the Mortgage Loans, that are received by Seller after the Transfer Date shall be forwarded by Seller, at Seller’s expense, in accordance with the Servicing Transfer Instructions. All penalties and interest due on any Mortgage Loan resulting from Seller’s failure to pay a bill or to forward bills or other items to Purchaser as provided above shall be borne by Seller. Seller shall cooperate with Purchaser to obtain tax bills with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is between the thirty-first (31st) and sixtieth (60th) day after the Transfer Date. All documents, notices, correspondence and other documentation related to the Mortgage Loans that are received by Seller after the Transfer Date shall clearly indicate Seller’s loan numbers.

Section VII.7Assignment of Flood and Tax Service Contracts. Seller shall assign to Purchaser, effective as of the Transfer Date, fully paid, transferable, life of the loan flood zone determination contracts issued by an Approved Flood Zone Determination Company, and fully paid, transferable, life of the loan tax service contracts issued by an Approved Tax Service Company, related to all Mortgage Loans. Prior to the Transfer Date, Seller shall obtain the required consents, if any, to assign such contracts to Purchaser. Seller shall undertake all obligations under this Section at its sole cost and expense. In the event Seller does not assign a life of loan flood zone determination contract issued by an Approved Flood Zone Determination Company or a life of loan tax service contract issued by an Approved Tax Service Company with respect to any Mortgage Loan as described above, Purchaser shall obtain such contract and Seller shall reimburse Purchaser the lesser of (i) the actual cost of such contract and (ii) (a) $6.50 per Mortgage Loan in the case of flood zone determination contracts and (b) $70.00 per Mortgage Loan in the case of tax service contracts.
Section VII.8Escrow Interest and Analysis. Seller shall pay interest on escrows through the day prior to the Transfer Date (and apply such interest to the related Custodial Account on and as of the day prior to the Transfer Date) to the extent interest with respect thereto is required to be paid under Applicable Requirements for the benefit of Mortgagors under the Mortgage Loans. Seller shall deliver to Purchaser appropriate information regarding the proper application of such interest in accordance with the Servicing Transfer Instructions. On or before the Transfer Date, Seller shall provide Purchaser with a listing of each Mortgage Loan for which an escrow analysis was performed within sixty (60) days prior to the Transfer Date and for which changes in the Mortgagor’s escrow account payment amount therefore are pending.
Section VII.9IRS Reporting. Without limiting Seller’s obligations after the Transfer Date, Seller shall, at its sole cost and expense, prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Mortgage Loans, including the reporting of all interest paid by Seller for the account of Mortgagors under the Mortgage Loans for activity that occurs before the Transfer Date.
Section VII.10Notification of Mortgagors, Insurance Companies, etc. If notices to Mortgagors are required pursuant to Applicable Requirements in connection with the transfer of Servicing Rights, by no later than thirty (30) days prior to the Transfer Date, each Party shall deliver to the other Party for approval (which approval shall not be unreasonably withheld or delayed) a form of Mortgagor notification letter in connection with the transfer of the Servicing Rights. Fifteen (15) days prior to the Transfer Date and otherwise in accordance with Applicable Requirements, Seller, at its expense, shall mail the approved form of notification to the Mortgagors of the transfer of the Servicing Rights and instruct the Mortgagors to deliver all Mortgage Loan Payments and all tax and insurance notices to Purchaser after the Transfer Date. Seller also shall, at its expense, notify any applicable taxing authority and credit bureaus, the custodian of the Collateral Files, Seller’s electronic data processing servicing bureau, if applicable, and Insurers that the Servicing Rights are being transferred to Purchaser as of the Transfer Date. Purchaser, at its expense, shall prepare and mail notification to the Mortgagors of the transfer of the Servicing Rights after the Transfer Date in accordance with Applicable Requirements.
Section VII.11Non-Solicitation. As part of the sale and transfer contemplated hereunder, Seller shall sell, transfer, assign and convey to Purchaser all intangible rights related to the Servicing Rights, including the exclusive right to receive all, and to enter into arrangements that generate, Ancillary Fees with respect to the Mortgage Loans. From and after March 18, 2021, Seller has not and shall not, and shall cause its Affiliates, officers, directors, shareholders, managers, and employees, not to, directly or indirectly, during the remaining term of any of the Mortgage Loans, by telephone, by mail, by facsimile, by personal solicitation or otherwise, (a) take or assist in any action to solicit any Mortgagor for any purpose, including refinance, prepayment in full, home equity or insurance, (b) take or assist in any action to facilitate or encourage any Person to solicit the Mortgagors for any purpose, including for refinance prepayment in full, home equity or insurance, or (c) disseminate to any third party, for compensation or otherwise, any complete or partial list of the Mortgagors (collectively, “Solicitation Actions”). Seller further agrees to use its best efforts, including the exercise of any available contractual remedies, to cause any Affiliate, shareholder, originator, broker, Prior Servicer, agents and independent contractors working on Seller’s behalf, to refrain from taking any Solicitation Action. Nothing in this Section 7.11 shall prohibit Seller or its Affiliates from (i) advertising campaigns directed to the general public at large or a portion thereof, including mass mailings based on commercially acquired mailing lists or databases, newspaper, radio, internet and television advertisements; (ii) responding to unsolicited inquiries from individual Mortgagors or (iii) engaging in such activities required by Applicable Requirements or Seller’s regulators in connection with any loss mitigation prior to the Transfer Date. In the event that the terms of this Section 7.11 have been breached and any affected Mortgage Loan is refinanced or prepaid in full as a result of such breach, Seller shall pay to Purchaser (and Purchaser shall have the right to offset any such amounts against future payments required hereunder to be made by Purchaser to Seller) an amount equal to the applicable Purchase Price Percentage multiplied by the unpaid principal balance of such Mortgage Loan as of the date of refinance or prepayment in full.
Section VII.12Payment of Costs. Except as otherwise provided herein (a) Seller shall be responsible for all fees, costs and expenses with respect to (i) obtaining Investor Consents, (ii) the transfer of the Servicing Rights to Purchaser under this Agreement, (iii) the delivery and/or change in designations of ownership of the Mortgage Files and related documents, (iv) the transfer of the Custodial Funds, (v) preparing and recording all Assignments of Mortgage required hereunder and following the requirements of MERS to reflect the transfer of servicing to Purchaser on the records of MERS, (vi) Seller’s advisors, consultants, accountants, and attorneys, and (vii) Seller’s performance of its obligations under this Agreement, and (b) Purchaser shall be responsible for the fees, costs, expenses and other amounts payable to or with respect to its advisors, consultants, accountants and attorneys, and Purchaser’s performance of its obligations under this Agreement.
Section VII.13Access to and Release of Information. Prior to the Transfer Date, Seller shall allow Purchaser and its counsel, accountants and other representatives reasonable access, during normal business hours and upon reasonable advance written notice, to review and conduct reasonable due diligence investigations of all of Seller’s (or Seller’s agents’) personnel, facilities, most recent Investor and Insurer audits (subject to any applicable nondisclosure requirements), books and records directly relating to the Servicing Rights, the Mortgage Loans, Custodial Funds, Custodial Accounts and Advances, and to review the Mortgage Files. Each Party and its representatives and affiliates shall treat all information so obtained, not otherwise in the public domain, as confidential and in the manner set forth in Section 7.17 herein and shall not use any such information for its own benefit. The Parties acknowledge and agree that any information obtained by Purchaser at or prior to the Transfer Date shall not limit or otherwise effect any of Purchaser’s rights or remedies hereunder, at law or equity, including the right to seek and obtain indemnification or repurchase from Seller hereunder.
Section VII.14Power of Attorney. On or prior to the Transfer Date, Seller shall provide Purchaser with a reasonable number of executed Limited Powers of Attorney in the form attached hereto as Exhibit I to be used by Purchaser as necessary for Purchaser to (i) service the Mortgage Loan in accordance with Applicable Requirements, (ii) assign or transfer any Mortgage Loan Documents pursuant to the terms of this Agreement or (iii) endorse any Mortgagor payments received following the Transfer Date as necessary. Seller shall provide additional Limited Powers of Attorney to the extent reasonably requested by Purchaser.
Section VII.15Cooperation. To the extent reasonably possible, the Parties shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement. Seller shall cooperate with Purchaser after the Transfer Date to resolve all customer disputes and inquiries related to activities that occurred prior to the Transfer Date. Such activities may include, but shall not be limited to, providing check copies, prior servicing histories, prior correspondence and escrow analyses. Seller will provide such information to Purchaser within a time period sufficient for Purchaser to satisfy its obligations under the Real Estate Settlement Procedures Act and all other Applicable Requirements.
Section VII.16Notices. Seller shall give prompt written notice to Purchaser of, in a writing containing the details thereof:
(a)any action, suit, proceeding or investigation related to the Mortgage Loans, their origination, funding, sale or servicing instituted, or to Seller’s knowledge, threatened, in any federal or state court or by or before any commission or other regulatory body (federal, state or local, domestic or foreign), against Seller or any of its Affiliates, that would reasonably be expected to materially and adversely affect the Servicing Rights, the Mortgage Loans or the performance by Seller of its obligations under the Servicing Agreements or the performance by Seller of its obligations under this Agreement; and
(b)to the extent permitted without breaching any requirement of confidentiality, a summary of any reports, findings or notices arising out of any audits, examinations, reviews or investigations by any commission or other regulatory body (federal, state or local, domestic or foreign) or an Investor or any Insurer containing materially adverse or critical findings or determinations, regarding the origination, funding, sale or servicing of the Mortgage Loans, or the method of origination or servicing of residential mortgage loans used in origination or servicing the Mortgage Loans and such findings or determinations would reasonably be expected to materially and adversely affect the Servicing Rights, the Mortgage Loans or the performance by Seller of its obligations under the Servicing Agreements or the performance by Seller of its obligations under this Agreement.
Section VII.17Confidentiality. Neither Party may disclose any Confidential Information to anyone else except:
(a)to its officers, directors, employees, consultants, advisors, attorneys and accountants to the extent required to enable them to perform their duties to that Party; or
(b)as otherwise required by Applicable Requirements; or
(c)to the extent such Confidential Information becomes known to the general public through no fault of the Recipient or its officers, directors, employees, consultants, advisors, attorneys and accountants; or
(d)in any legal, regulatory, equitable or arbitration proceeding involving this Agreement.
Each Party will cause its officers, directors, employees, consultants, advisors, attorneys and accountants to abide by the requirements of the foregoing provisions.
Before making any disclosure under item (d) above, unless prohibited by law or legal process or related to a dispute between Seller and Purchaser, Recipient will notify Discloser of the intended disclosure and of the reason for the disclosure and disclose only that portion of the Confidential Information that is legally required to be furnished pursuant to the advice of legal counsel of Recipient.
Because of the unique and highly confidential nature of the Confidential Information, Recipient acknowledges and agrees that Discloser may suffer irreparable harm if Recipient breaches any of its obligations under this Section, and that monetary damages may be inadequate to compensate for such breach. Accordingly, in addition to any other rights and remedies that may be available to Discloser at law and in equity, Discloser shall be entitled to enforce the provisions of this Agreement by seeking injunctive relief, and Recipient shall not assert as defenses that an adequate remedy at law exists and/or that Discloser will not be irreparably harmed.
“Confidential Information” of a Party shall mean: (i) the terms of this Agreement, (ii) information disclosed by Discloser relating to product development strategy and activity, marketing strategy, corporate assessments and strategic plans, pricing, financial and statistical information, accounting information, identity of suppliers, software, systems, processes, formulae, inventions, discoveries, policies, guidelines, procedures, practices, disputes or litigation, (iii) confidential, proprietary or trade secret information orally disclosed by Discloser and identified as such on the date of its first disclosure, with a written summary thereof provided to Recipient within thirty (30) days of disclosure, (iv) confidential, proprietary or trade secret information disclosed by Discloser that is clearly and conspicuously identified in writing as such at the time of its first disclosure, (v) confidential, proprietary or trade secret information disclosed by Discloser, which a reasonable person would recognize as such, (vi) information disclosed by Discloser relating to employees or contractors or customers which, if released, would cause an unlawful invasion of privacy, including, but not limited to (A) “Non Public Personal Information” as defined by Title V of the Gramm-Leach-Bliley Act (Public Law No. 106-102) and the regulations promulgated pursuant thereto which are applicable to a Discloser with regard to the customers and consumers of a Discloser and (B) “Consumer Information,” as defined by the Fair and Accurate Credit Transactions Act of 2003 (Public Law No. 108-159) and the regulations promulgated pursuant thereto, together with any other nonpublic personal information and identifying information of or about consumers, applicants, clients or customers protected under applicable state and local law, and (vi) any compilation or summary of information or data that contains or is based on Confidential Information. For purposes of this Agreement, and without limiting the generality of the foregoing, the Parties acknowledge and agree that (A) all Confidential Information disclosed by a Party shall be deemed to be the Confidential Information of such Party, including, but not limited to, third-party confidential, proprietary or trade secret information that such Party is obligated to protect, and (B) information shall be deemed to be disclosed by a Party if such information is disclosed by any of its partners, Affiliates, officers, employees, directors, contractors, agents or representatives or is otherwise disclosed on behalf of such Party. For the avoidance of doubt, neither Party will provide Confidential Information that is prohibited from public disclosure except in accordance with 12 C.F.R. 510.5; provided, however, that “Confidential Information” of a Party shall not include information that: (i) is or becomes generally available to the public or widely known in the mortgage industry through no fault of Recipient (or anyone acting on its behalf); (ii) was, prior to disclosure by Discloser hereunder, known to Recipient free of any obligation to keep it confidential; (iii) is subsequently disclosed to Recipient by a third party who may rightfully transfer and disclose such information without restriction and free of any obligation to keep it confidential; or (iv) is independently developed by Recipient without reference to Discloser’s Confidential Information.

Article VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement on the Sale Date and the Transfer Date are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing by Purchaser:
Section VIII.1Correctness of Representations and Warranties. The representations and warranties made by Seller in Article IV of this Agreement shall be true and correct in all material respects as of the Sale Date and the Transfer Date, as applicable.
Section VIII.2Compliance with Covenants. All terms and covenants contained in this Agreement required to be complied with and performed by Seller shall have been duly complied with and performed by Seller in all material respects as of the Sale Date and the Transfer Date, as applicable.
Section VIII.3Officer’s Certificate. Prior to the Sale Date, Purchaser shall have received from Seller a duly executed Officer’s Certificate in the form attached as Exhibit E hereto, including the required attachments.
Section VIII.4Investor Approval. At or prior to the Sale Date, all Investor Consents shall have been received from the Investors and the Federal Housing Finance Agency and delivered to Purchaser and shall not contain any term or condition that could adversely affect the value of the Servicing Rights to Purchaser or impose any cost or obligation on Purchaser not normally imposed in the ordinary course of a transfer of servicing rights.
Section VIII.5Litigation. As of the Sale Date or the Transfer Date, as applicable, no court order shall have been entered in any action or proceeding instituted by any Person which enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the Transaction.
Section VIII.6Financial Condition of Seller. On or before the Sale Date, Seller shall have provided to Purchaser copies of Seller’s most recent financial statements to evidence that the financial condition of Seller is adequate to support the performance by Seller on a timely basis of Seller’s potential indemnification and other obligations hereunder.
Section VIII.7Conformance with Data. The characteristics of the Mortgage Loans, Servicing Rights and Advances (including delinquency rates, escrow balances, average weighted servicing spread, interest rates, outstanding principal balances and loan modifications) shall be in conformance in all material respects with all data and other written information, including the Offering Information, provided to Purchaser by or on behalf of Seller (taking into account payoffs and liquidations of such Mortgage Loans provided that they do not materially alter the general aggregate characteristics of the portfolio).
Section VIII.8Material Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), business, net worth, assets (including the Servicing Rights), properties or operations of Seller that affects Seller’s ability to perform its obligations under this Agreement.
Section VIII.9Due Diligence Findings. As of the Sale Date, Purchaser’s due diligence review with respect to Seller, the Mortgage Loans and the Servicing Rights has been completed and the results are satisfactory in Purchaser’s sole discretion.
Section VIII.10Release of Liens on Servicing Rights. On or before the Sale Date, to the extent that there is a lien on the Servicing Rights prior to such Sale Date, Purchaser shall have received an instrument, in a form reasonably satisfactory to Purchaser, evidencing the release of any lien to which the Servicing Rights transferred to Purchaser on the Sale Date may have been subject.

Section VIII.11Financing Contingency. On or prior to the Sale Date,  Western Alliance Bank has entered into a loan or financing agreement with Purchaser to provide for the financing of the Servicing Rights and Advances being acquired by Purchaser pursuant to this Agreement and all conditions precedent for the closing of the transactions contemplated under such loan or financing agreement have been satisfied or waived, including without limitation receipt of fully executed acknowledgment agreements with each of the Investors.

Article IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement on the Sale Date and the Transfer Date are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing by Seller:
Section IX.1Correctness of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement are true and correct in all material respects as of the Sale Date and the Transfer Date.
Section IX.2Compliance with Covenants. All terms and covenants in the Agreement required to be complied with and performed by Purchaser shall have been duly complied with and performed by Purchaser in all material respects as of the Sale Date and the Transfer Date, as applicable.
Section IX.3Investor Approval. At or prior to the Sale Date, Investor Consents shall have been received from the Investors.
Section IX.4Litigation. On the Sale Date and the Transfer Date, no court order shall have been entered in any action or proceeding instituted by any Person which enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the Transaction.

Article X
INDEMNIFICATION

Section X.1Indemnification of Purchaser. Seller shall indemnify and hold Purchaser harmless from, and will reimburse Purchaser for, any and all Losses incurred by Purchaser to the extent that such Losses arise out of, relate to, or result from:
(a)the inaccuracy of any representation or warranty made by Seller in this Agreement;

(b)the failure by Seller to perform or observe any term or provision of this Agreement, including without limitation the Interim Servicing Requirements;
(c)any inadequate, inaccurate or improper acts or omissions related to the origination or servicing of the Mortgage Loans, and any failure to comply with all Applicable Requirements prior to the Transfer Date, except if (i) Seller was acting in accordance with the express written instruction of Purchaser following the Sale Date or (ii) such act or omission is that of Purchaser or its designee (other than the Seller) following the Transfer Date;
(d)any Claim pending as of the Transfer Date, or arising out of events occurring in whole or in part before the Transfer Date, in connection with the Servicing Rights transferred to Purchaser or the related Mortgage Loans;
(e)any unreimbursed amounts of any Advances made prior to the Transfer Date, including any deductions, disallowances, curtailments or denials by an Agency or an Insurer with respect to such Advances;
(f)any Compensatory Fees or other similar penalties or charges to be paid to or deducted by an Investor or Agency with respect to the Servicing Rights or the Advances arising out of or related to any act or omission of Seller prior to the Transfer Date, including without limitation failure to meet any “first legal” or other timeline requirements of the applicable Agency prior to the Transfer Date;
(g)any missing, incomplete or defective documents that are required to be delivered to Purchaser (or its Document Custodian or other designee) hereunder; or
(h)any act or omission of Purchaser or its subservicer on or after the Transfer Date arising out of the continuation of Seller’s (i) escrow practices in connection with the Servicing Rights, before the earlier of the first anniversary of the Transfer Date and Purchaser’s completion of its first escrow analysis of the Servicing Rights following the Transfer Date as required under Applicable Requirements or (ii) Mortgage Interest Rate adjustment practices in connection with the Servicing Rights, before the date of the next scheduled interest rate adjustment.
For purposes of establishing whether any matter gives rise to an obligation for Seller to provide indemnification pursuant to this Section 10.1, the accuracy of the representations and warranties of Seller contained herein shall be determined without giving effect to the qualifications to such representations and warranties concerning knowledge or materiality (including any reference to “material adverse effect,” “Seller’s knowledge,” or any other terms similar thereto), or any exceptions to such representations and warranties in a disclosure schedule hereto or otherwise stated as an exception to Seller’s representations and warranties. The Foreclosure of a Mortgage Loan shall not be deemed to cut off Losses in respect of the related REO Property.

The indemnification provided by Seller herein shall be with respect to Losses involving third parties or Losses involving Purchaser, and shall be without duplication of amounts paid pursuant to Sections 10.2 or 10.5.
Section X.2Repurchase of Mortgage Loans, REO Property and Servicing Rights. If there exists a basis to demand indemnification under Section 10.1 that materially and adversely affects the value or marketability of the related Servicing Rights or the ownership interest of Purchaser in such Servicing Rights, regardless of whether Losses have actually occurred, or if an Investor requests that Purchaser or Seller repurchase a Mortgage Loan or REO Property or remove a Mortgage Loan from a Pool (as permitted pursuant to the applicable Servicing Agreement(s)) subject to any limitations of an Investor, Purchaser may require Seller to repurchase from Purchaser the applicable Servicing Rights, and in the case of an Investor request (as permitted pursuant to the applicable Servicing Agreement(s)), repurchase the related Mortgage Loan or REO Property from Purchaser, or if permitted under Applicable Requirements repurchase the Mortgage Loan or REO Property directly from an Investor. Seller shall repurchase the Servicing Rights at the Repurchase Price, and shall repurchase the Mortgage Loan or REO Property, if applicable, at a price equal to the amount necessary to repurchase such Mortgage Loan or REO Property from an Investor or remove it from the applicable Pool, including all amounts necessary to satisfy the applicable Investor’s indemnification, “make whole” or other request for payment, as may be the case, and including interest thereon calculated at the Mortgage Interest Rate.
Subject to Applicable Requirements, when Seller is required to repurchase a Mortgage Loan, REO Property or Servicing Rights from Purchaser, such repurchase shall be accomplished by Seller within thirty (30) days following receipt of written demand from Purchaser pursuant hereto, or such shorter period as required by the Investors. Purchaser may, in its discretion, sub-service such repurchased Mortgage Loan or REO Property for such period of time that will enable the Parties to provide proper transfer notices to be given to the Mortgagor in accordance with Applicable Requirements, but in no event for longer than thirty (30) days, and Purchaser shall be entitled to all Servicing Fees and Ancillary Fees for such period as consideration for sub-servicing the Mortgage Loan or REO Property. Upon completion of such repurchase by Seller, Purchaser shall forward to Seller all Mortgage Files relating to such Mortgage Loans, REO Property and/or Servicing Rights, as applicable, in accordance with Applicable Requirements. Any failure to satisfy the timing deadlines imposed by this Section 10.2 (other than those imposed by the Investors) shall not result in forfeiture of any rights hereunder, but shall result only in a diminution in the amount of recovery otherwise permitted by this Section based upon any actual prejudice caused directly by such delay.
If an Investor chooses not to exercise its repurchase rights as set forth in this Section 10.2 and instead proposes a risk fee or repurchase alternative agreement (each a “Repurchase Alternative Agreement”) which Purchaser and Seller deem acceptable, Seller shall reimburse Purchaser for any costs, fees, or expenses incurred by Purchaser arising under such Repurchase Alternative Agreement and Seller shall indemnify, defend and hold Purchaser harmless for any and all Losses incurred by Purchaser that arise out of, relate to, or otherwise result from a Repurchase Alternative Agreement. To the extent that an Investor ultimately requires Purchaser to repurchase any Mortgage Loan subject to a Repurchase Alternative Agreement, Seller will repurchase such Mortgage Loan from Purchaser in accordance with this Section 10.2. Notwithstanding anything else to the contrary herein, Purchaser shall be under no obligation to offer a risk free agreement or other repurchase alternative offered by an Investor, but shall not in each case unreasonably withhold such an offer.
Nothing herein is intended to limit or otherwise impair the right of Seller to dispute with an Investor any responsibility or liability for any demands from such Investor. Purchaser shall use commercially reasonable efforts to notify Seller within ten (10) Business Days of any Investor demands and permit Seller to reasonably contest and/or appeal such demands. Any amount paid by Seller pursuant to this Section 10.2 shall be without duplication of amounts paid pursuant to Sections 10.1 or 10.5.
Section X.3Indemnification of Seller. Purchaser shall indemnify and hold Seller harmless from, and will reimburse Seller for, any and all Losses incurred by Seller after the Transfer Date to the extent that such Losses result from:
(a)the inaccuracy of any representation or warranty made by Purchaser in this Agreement;
(b)the failure by Purchaser to perform or observe any term of provision of this Agreement; or
(c)any failure by Purchaser or its subservicer to service the Mortgage Loans in accordance with Applicable Requirements on or after the Transfer Date (other than in connection with the continuation by Purchaser or any subservicer of any past practices of Seller or any Prior Servicer (resulting from the information and electronic data provided by Seller/Prior Servicer to Purchaser) that fail to comply with Applicable Requirements; provided, however, that Purchaser shall remain responsible for any incremental losses arising after the period Purchaser or any such subservicer discovered (or should have discovered in accordance with standard servicing practices) such past practice that fails to comply with Applicable Requirements during the servicing of the Mortgage Loans after the Transfer Date and is continued by Purchaser or the subservicer following such discovery or after the time such past practice should have been discovered in accordance with standard servicing practices and there has been a reasonable opportunity to cure the past practice).
Section X.4Notice and Settlement of Claims.
(a)Each Party to this Agreement shall notify the other Party in writing of the existence of any material fact known to it giving rise to any obligations of any Party under Article X and, in the case of any Claim brought by a third party, which may give rise to any such obligations, and each Party shall notify the other Party of the making of such Claim or the commencement of such action by a third party as and when same becomes known to it. The failure or delay in providing notice shall not relieve a Party obligated to provide indemnification (“Indemnifying Party”) of any obligation to indemnify or reimburse the other Party (“Indemnified Party”) hereunder unless such failure or delay materially prejudices the rights or increases the liability of the Indemnifying Party with respect to the matter as to which such notice relates, and then such Indemnifying Party’s obligation to indemnify or reimburse hereunder shall be reduced only by the amount that it actually has been damaged thereby. The Indemnifying Party may, at its own cost and expenses, assume and control defense of any Claim, including the right to designate counsel and to control, all negotiations, litigation, settlements, compromises and appeals of any such Claim or potential Claim; provided that such counsel shall be reasonably satisfactory to the Indemnified Party in the exercise of its reasonable discretion. Notwithstanding the foregoing, if Purchaser is the Indemnified Party and Purchaser reasonably believes that the assumption of the defense or prosecution of all or a portion of such Claim is necessary to assure that its right or ability to enforce a material portion of its other Mortgage Loans or Servicing Rights or to assure that its method of doing business or its authority and approvals to service are not materially impaired, then, upon notice to Seller from Purchaser, Seller shall permit such assumption by Purchaser. The Party not controlling the defense or prosecution of any such Claim may participate at its own costs and expense. The Indemnifying Party shall not settle, compromise or consent to the entry of any judgment with respect to any Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, that, the Indemnifying Party may settle any such Claim without the Indemnified Party’s consent if such settlement (i) does not involve any finding or admission of any violation of applicable law or any violation of the rights of the Indemnified Party; (ii) does not involve any relief for monetary Losses that would be paid by the Indemnified Party; and (iii) releases the Indemnified Party in connection with such Claim. Following the discharge of the Indemnifying Party’s obligations with respect to any Claim under this Article X, the Indemnified Party shall, subject to Applicable Requirements, assign to the Indemnifying Party any and all related Claims against third parties. Within thirty (30) days after receipt, the Indemnified Party shall refund to the Indemnifying Party the amounts of all recoveries received by the Indemnified Party with respect to any claim with respect to which it is reimbursed for Losses. The obligations of the Indemnifying Party under this Section 10.4(a) shall include Losses for Claims that are settled (with the Indemnifying Party’s prior written consent) whether or not such settlement includes any acknowledgment or admission of fault, liability or breach by the Indemnifying Party.
(b)Following the receipt of written notice from the Indemnified Party of a demand for indemnification, the Indemnifying Party shall (i) seek to cure the problem giving rise to the demand, if possible, and (ii) within thirty (30) days or such lesser time as may be required by an Investor, Insurer or third party claimant, pay the amount for which it is liable or otherwise take the actions which it is required to take. As to any Claim for indemnity for which notice is given as hereinbefore provided, the corresponding obligation of indemnity shall continue to survive, subject to Section 12.4, until whichever of the following events first occurs: (A) the Indemnifying Party shall have discharged its obligation of indemnity to the Indemnified Party with respect to such Claim, as required hereunder; (B) a court of competent jurisdiction shall have finally determined that the Indemnifying Party is not liable to the Indemnified Party with respect to such Claim; or (C) the Indemnified Party shall have released in writing (or be held to have released) the Indemnifying Party from any liability with respect to such Claim.

(c)The indemnification provided by Seller and Purchaser hereunder shall be with respect to Losses involving third parties and Losses involving the indemnified party.
(d)Following the discharge of the Indemnifying Party’s obligations with respect to any Claim under this Article X, the Indemnified Party shall, subject to Applicable Requirements, assign to the Indemnifying Party any related Claims against third parties.  Within thirty (30) days after receipt, the Indemnified Party shall refund to the Indemnifying Party the amounts of all recoveries received by the Indemnified Party with respect to any Claim with respect to which it is reimbursed for Losses.
Section X.5Compensatory Fees. Seller agrees to reimburse Purchaser for any Compensatory Fees with respect to Mortgage Loans that are imposed by an Investor with respect to the servicing of any Mortgage Loan prior to the Transfer Date. Purchaser shall notify Seller within ten (10) Business Days of any demand from an Investor for such amounts and permit Seller to reasonably contest and/or appeal such demands and, if requested by Seller, Purchaser shall pay such amounts from funds provided by Seller subject to a written reservation of Seller’s rights to dispute such amounts. Purchaser agrees to cooperate with reasonable requests by Seller to compile information required to appeal the Compensatory Fee assessment. Seller shall provide Purchaser with all funds relating to the payment of Compensatory Fees or penalties that are the responsibility of Seller pursuant to this Section 10.5 in a timely manner so as to allow Purchaser to comply with Applicable Requirements regarding the payment of such amounts to an Investor. Any amount paid by Seller pursuant to this Section 10.5 shall be without duplication of amounts paid pursuant to Sections 10.1 or 10.2.

Article XI
TERMINATION

Section XI.1Termination. This Agreement and the Parties obligations to engage in or complete the Transaction may be terminated as follows:
(a)by mutual written consent of the Parties;
(b)prior to the Sale Date (or in the case of case of clause (v) below, the Transfer Date), either Party may immediately terminate this Agreement with respect to the Servicing Rights to be sold on the Sale Date (or, in the case of clause (v) below, with respect to the Mortgage Loans to be transferred on the Transfer Date) if any of the following shall occur:
(i)by Purchaser or Seller, by written notice to the other, if the other Party fails to comply in any material respect with any term, covenant, condition or agreement applicable to it hereunder, and does not cure such failure within thirty (30) days’ notice from Purchaser or Seller, as applicable;
(ii)by Purchaser or Seller, by written notice to the other, if the other Party breaches any of the representations or warranties made by it hereunder in any material respects, and does not cure such breach within thirty (30) days’ notice from Purchaser or Seller, as applicable;
(iii)by Purchaser or Seller, by written notice to the other Party, if any condition precedent to Purchaser or Seller’s obligations, as applicable, under this Agreement is not met within the specified time period; provided, however, that neither of the Parties may terminate this Agreement pursuant to this Section 11.1(b)(iii) if such Party is in breach in any material respect of any of its representations, warranties, covenants, conditions or agreements set forth herein; or
(iv)by Purchaser, by written notice to Seller, if an Investor Consent is not obtained, or in the event that any such Investor Consent contains any term or condition that could adversely affect the value or marketability of the related Servicing Rights, the interest of Purchaser, or impose any material cost or obligation on Purchaser not normally imposed in the ordinary course of a transfer of servicing rights; or
(v)by Purchaser, by written notice to Seller, if an Investor has either (a) withdrawn the Investor Consent, (b) objected to the Transactions contemplated by this Agreement or (c) not provided the Investor Consent by the Transfer Date; or
(vi)by Purchaser or Seller, by written notice to the other Party, on or after the Termination Date.
Section XI.2Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of this Section 11.2, Sections 7.12, 7.17, 12.2, 12.7, 12.8, 12.9, 12.10, 12.11, and 12.14, and any other provision which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect. If this Agreement is terminated between the Sale Date and Transfer Date, within two (2) Business Days after such termination, Seller shall return to Purchaser any portions of the Purchase Price paid by Purchaser to Seller related to the applicable Servicing Rights. The termination of this Agreement shall not affect the rights of either Party with respect to any liabilities incurred or suffered by such Party as a result of the breach by the other Party of any of its representations, warranties, covenants or agreements in this Agreement. The right to terminate this Agreement shall be in addition to any other rights of the Parties under this Agreement, at law or equity.

Article XII
MISCELLANEOUS

Section XII.1Supplementary Information. From time to time prior to and after the Transfer Date, each Party shall furnish to the other Party such information supplementary to the information contained in the documents and schedules delivered pursuant hereto which is reasonably available and may reasonably be requested or which may be necessary for compliance with Applicable Requirements.

Section XII.2No Broker’s Fees. Each Party hereto represents and warrants to the other Party that it has made no agreement to pay any agent, finder, or broker or any other representative, any fee or commission in the nature of a finder’s or broker’s fee arising out of or in connection with the subject matter of this Agreement.
Section XII.3Further Assurances. Each Party shall, at any time and from time to time, promptly, upon the reasonable request of the other Party or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and confining to Purchaser and its successors and assigns of title to Servicing Rights or as shall be necessary to effect the Transaction. Purchaser and Seller shall cooperate in good faith to consummate the Transaction.
Section XII.4Survival. Notwithstanding anything else to the contrary herein, all warranties, representations, covenants, indemnities and other agreements of the Parties set forth herein shall survive the Effective Date, the Sale Date and the Transfer Date, as applicable.
Section XII.5Assignment. This Agreement shall bind and inure to the benefit of and be enforceable by Seller and Purchaser and the respective permitted successors and assigns of Seller and the successors and assigns of Purchaser. This Agreement shall not be assigned, pledged or hypothecated by Seller to a third party without the prior written consent of Purchaser, which consent may be withheld by Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by Purchaser, in whole or in part, on or after the Sale Date, without the prior consent of Seller.
Section XII.6Due Diligence. The Parties hereto agree that the provision of any information and documents by Seller, and the review thereof and determinations made by Purchaser in connection with its due diligence review of any information and documents shall have no bearing on, and shall not limit the effect of, Seller’s representations, warranties, covenants, indemnities and other obligations under this Agreement, or any rights or remedies of Purchaser.
Section XII.7Notices. Except as otherwise expressly permitted by this Agreement, all notices and statements to be given under this Agreement are to be in writing, delivered by (i) hand, (ii) national overnight mail service, or (iii) first class United States mail, postage prepaid and registered or certified, with return receipt requested, to the following addresses, as applicable (which addresses may be revised by notice):
(a)If to Purchaser, to:
PHH Mortgage Corporation
3000 Leadenhall Road, Mailstop PCLG
Mount Laurel, NJ  08054
Attn: Secretary

with a copy to:

Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL  33409
Attn: Secretary

(b)If to Seller, to:
AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, California 91362
Attention: Kathleen Conte
Telephone:
Email:

with copies to:

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, California 91362
Attention: Josh Adler
Telephone:
Email:

and

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, California 91362
Attention: Legal Department
Email:

All notices and statements shall be deemed given, delivered, received and effective upon personal and actual delivery or receipt of hand delivery, telegram or overnight mail service, or by receipt of the return receipt used in sending notices via certified first class United States mail in the manner set forth above.
Section XII.8Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. No amendments, modifications or supplements of this Agreement shall be binding unless executed in writing by the Parties hereto. The Exhibits and Schedules are part of this Agreement.
Section XII.9Binding Effect; Third Parties. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the

Parties hereto and their successors and permitted assigns, any rights, obligations, remedies or liabilities.
Section XII.10Applicable Laws.
(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 51401 AND 51402 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)THE PARTIES HEREUNDER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.
(c)With respect to any claim or action arising under this Agreement, the Parties (i) irrevocably submit to the exclusive jurisdiction of the courts of the State of New York within the County of New York and the United States District Court for the Southern District of New York, and appellate courts from any thereof, and (ii) irrevocably waive any objection which such Party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and irrevocably waive any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum.
(d)In connection with any claim or action arising under this Agreement, the prevailing Party shall be entitled to recover from the other Party all reasonable fees, costs and expenses incurred in connection with such claim or action (including without limitation, external attorneys’ fees and expenses, court costs and other related costs and expenses).
Section XII.11Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute full and proper execution hereof. The Parties agree that this Agreement and signature pages may be transmitted between them by facsimile or electronic images and that faxed or electronically imaged signatures shall constitute original signatures and is binding upon the applicable Party.
Section XII.12No Remedy Exclusive. No remedy under this Agreement is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to any remedies given under this Agreement, under any other agreement, or existing at law or in equity.

Section XII.13Waiver. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced. Any forbearance by a Party in exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of that or any other right or remedy. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.
Section XII.14Announcements. Neither Party shall issue press releases or announcements regarding, or otherwise disclose to the general public or mortgage industry, the existence or terms of this Agreement without the prior written approval of the other Parties hereto, except to the extent required by any court, tribunal, regulatory authority or law.
Section XII.15Exclusivity. From the Effective Date to the earlier of the scheduled Transfer Date or the termination of this Agreement in accordance with the terms hereof, Seller and its Affiliates, shareholders, employees, directors and agents shall not, and Seller shall cause its Affiliates, shareholders, employees, directors and agents to not, directly or indirectly, initiate, encourage, entertain or accept any bid, submission, proposal or offer to purchase directly or indirectly all or a portion of the Servicing Rights.
Section XII.16Time of the Essence. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned Parties to this Agreement has caused this Agreement to be duly executed in its name by one of its duly authorized officers, all as of the date first above written
PHH MORTGAGE CORPORATION, as Purchaser

By:    /s/ John Britti
Name:    John Britti
Title:    Chief Investment Officer – PHH Mortgage Corporation
AMERIHOME MORTGAGE COMPANY, LLC, as Seller
By:    /s/ Jim Furash
Name:    Jim Furash
Title:    CEO

Exhibit A
PURCHASE PRICE PERCENTAGE
[Omitted]

Exhibit B
FORM OF BILL OF SALE
[Omitted]

Exhibit C

SERVICING TRANSFER INSTRUCTIONS
[Omitted]

Exhibit D
INTERIM SERVICING REQUIREMENTS
[Omitted]

Exhibit E
FORM OF SELLER’S OFFICER’S CERTIFICATE
[Omitted]

Exhibit F
CONTENTS OF MORTGAGE LOAN SCHEDULE
[Omitted]

Exhibit G
SERVICING FILE
[Omitted]

Exhibit H
PURCHASE PRICE COMPUTATION WORKSHEET
[Omitted]

Exhibit I
FORM OF LIMITED POWER OF ATTORNEY
[Omitted]